Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

RECTORSEAL, LLC

and

DUSK INTERMEDIATE HOLDINGS II, LLC

Dated as of October 1, 2025

4.2	Power and Authority	49
4.3	Consents and Approvals; No Violation	49
4.4	Brokers’ Fees	49
4.5	Litigation	50
4.6	Sufficiency of Funds	50
4.7	Buyer’s Due Diligence; Limitations on Representations and Warranties	50

Article V Pre-Closing Covenants		51

5.1	Conduct of the Business	51
5.2	Appropriate Actions	54
5.3	Confidentiality	55
5.4	Due Diligence Access	55
5.5	Regulatory Matters	55
5.6	Contact with Business Relations	57
5.7	Exclusive Dealing	58
5.8	Termination of Certain Agreements	58
5.9	Data Room Documentation	58

Article VI Conditions to Closing		58

6.1	Conditions to Obligations of Each Party	58
6.2	Additional Conditions to Obligations of Buyer	59
6.3	Additional Conditions to Obligations of Seller	60

Article VII General Covenants		60

7.1	Books and Records; Access	60
7.2	Post-Closing Employment	61
7.3	Section 280G	62
7.4	Director and Officer Liability and Indemnification	63
7.5	R&W Policy	64
7.6	Post-Closing Confidentiality	65
7.7	Non-Competition; Non-Solicitation; Non-Disparagement	65
7.8	Public Announcements	67
7.9	Financing Cooperation	68
7.10	Reorganization	69
7.11	Further Assurances; Additional Agreements	70

Article VIII Survival of Representations, Warranties and Covenants; Certain Waivers		70

8.1	Survival of Representations, Warranties and Covenants; Remedies	70
8.2	Certain Waivers	71

Article IX Tax Matters		73

9.1	Cooperation on Tax Matters	73
9.2	Post-Closing Actions	74

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9.3	Tax Returns	74
9.4	Transfer Taxes	74
9.5	Allocation of Straddle Period Taxes	74
9.6	Post-Closing Tax Savings	75
9.7	Tax Refunds	75
9.8	Tax Sharing Agreements	76
9.9	Tax Treatment	76

Article X Termination		76

10.1	Termination of the Agreement	76
10.2	Effect of Termination	77

Article XI Miscellaneous		78

11.1	No Third-Party Beneficiaries	78
11.2	Entire Agreement	78
11.3	Succession and Assignment	78
11.4	Counterparts	78
11.5	Headings; Interpretation	79
11.6	Notices	79
11.7	Governing Law	80
11.8	Submission to Jurisdiction; Waiver of Jury Trial	81
11.9	Amendments	81
11.10	Extension; Waiver	81
11.11	Severability	82
11.12	Expenses	82
11.13	Construction	82
11.14	Incorporation of Exhibits and Schedules	82
11.15	Disclosure Schedule	82
11.16	Specific Performance	83
11.17	Conflicts; Privileges	83
11.18	Non-Recourse; Release	84

Exhibit A:	Earn-Out Payment
Exhibit B:	Form of Transition Services Agreement

iv

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2025, is made and entered into by and between RectorSeal, LLC, a Delaware limited liability company (“Buyer”), and Dusk Intermediate Holdings II, LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, as of the date of this Agreement, Seller owns one hundred percent (100%) of the issued and outstanding shares of common stock, $0.01 par value per share (the “Shares”), of Dusk Acquisition Corporation, a Delaware corporation (the “Company”); and

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase and acquire from Seller, and Seller desires to sell to Buyer, all of the Shares.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Expert” has the meaning set forth in Section 2.5(c)(ii).

“Action” means any action, charge, demand, claim, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, audit, hearing, assessment, mediation, inquiry or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 3.19.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 3.3.

“Anti-Corruption Laws” means all Laws concerning or relating to bribery and corruption in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” means all Laws concerning or relating to money laundering, terrorist financing, or financial recordkeeping and reporting, including the Money Laundering Control Act of 1986, the USA PATRIOT Act, and the UK Proceeds of Crime Act 2002.

“Antitrust Division” has the meaning set forth in Section 5.5(b).

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a)(i).

“Balance Sheet Date” has the meaning set forth in Section 3.7(a)(ii).

“Base Purchase Price” equals six hundred fifty million dollars ($650,000,000.00).

“Books and Records” has the meaning set forth in Section 7.1.

“Business” means Seller’s parts division business operated through the Company and its Subsidiaries, which includes, among other things, the manufacturing and wholesale distribution of motors, components, and other parts, supplies and accessories for the heating, ventilation, air conditioning and refrigeration industry, as currently operated, and such other commercial activities as (a) were previously conducted since July 12, 2024, (b) are currently conducted or (c) are proposed to be conducted as of the date of this Agreement by the Company and its Subsidiaries for which material preparatory steps have been undertaken.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in Los Angeles, California, New York City, New York, Houston, Texas or San Antonio, Texas.

“Business Intellectual Property Rights” has the meaning set forth in Section 3.12(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 7.2(c).

“Buyer Parties” has the meaning set forth in Section 8.2(a).

“Buyer Persons” has the meaning set forth in Section 8.2(b).

“Buyer Required Governmental Approvals” has the meaning set forth in Section 4.3(a).

“Buyer Released Claims” has the meaning set forth in Section 11.18(b).

“Buyer Releasee” has the meaning set forth in Section 11.18(b).

“Buyer Releasor” has the meaning set forth in Section 11.18(b).

“Change” has the meaning specified in the definition of Material Adverse Effect.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Cash” means the Company Cash as of the Effective Time.

“Closing Company Indebtedness” means the Company Indebtedness that remains unpaid as of immediately prior to the Closing.

“Closing Company Transaction Expenses” means the Company Transaction Expenses that remain unpaid as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Statement” has the meaning set forth in Section 2.4.

“COBRA” has the meaning set forth in Section 3.16(h).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company 401(k) Plan” means each Employee Benefit Plan intended to be “qualified” within the meaning of Code Section 401(a) that includes a Code Section 401(k) arrangement in which Company Service Providers participate.

“Company Benefit Plan” means an Employee Benefit Plan that is sponsored, maintained or contributed to (or is required to be maintained or contributed to) by the Company or its subsidiaries, or with respect to which the Company or its Subsidiaries have or may in the future have any Liability.

“Company Cash” means: cash and cash equivalents which are convertible to cash within thirty (30) days of the Company and its Subsidiaries, specifically including (a) marketable securities, (b) short-term investments, (c) funds in time and demand deposit or similar accounts, and (d) funds to be received in settlement of payment card transactions and third-party payment network transactions, in each case, that are actually received and clear. Notwithstanding the foregoing, Company Cash shall exclude: (A) restricted cash that is prohibited or limited (in which case solely to the extent limited) in its distribution, transfer or use under Law or Contract (including all cash posted to support letters of credit, performance bonds or other similar obligations), (B) deposits with third parties (including deposits with landlords, and, for the avoidance of doubt, including deposits with landlords categorized as prepaid expenses) and (C) any cash to the extent distributed or used by the Company and its Subsidiaries following the Effective Time and prior to the Closing, including whether used to pay or reduce Company Transaction Expenses, Company Indebtedness or to make any dividends or distributions; provided, that such amounts of Company

Transaction Expenses or Company Indebtedness calculated immediately prior to the Closing are reduced by the same cash amounts; provided, further, cash or cash equivalents that are held by a non-U.S. branch of the Company or any of its Subsidiaries shall be computed net of the Tax cost (including any branch profits Tax cost) of repatriating such cash or cash equivalents from such branch following the Closing. For the avoidance of doubt, Company Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries, in each case, that actually clear.

“Company Confidential Information” has the meaning set forth in Section 7.6(a).

“Company Employee” means any natural Person who is a current or former employee of the Company or any of its Subsidiaries. For the avoidance of doubt, a “Company Employee” does not include a current or former employee of the Excluded Business.

“Company Indebtedness” means, without duplication, determined on an aggregate basis, each of the following items of the Company or any of its Subsidiaries: (a) any indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, in each case, whether secured or unsecured; (b) any letters of credit, bank guarantees, performance bonds, surety bonds, bankers acceptances or similar obligations, in each case, only to the extent drawn; (c) any obligations under any interest rate, currency or other hedging arrangements, in each case, assuming the applicable agreement is terminated or settled at the Closing; (d) any amounts owing under any conditional sale or other title retention Contracts with respect to, or as deferred purchase price of, property, assets, securities or services, whether contingent or otherwise, including any purchase price settlement or adjustment obligations, earn-outs or similar payments, in each case, calculated to the maximum amount payable thereunder; (e) all lease obligations that are, or in accordance with GAAP as of the date of this Agreement are required to be, recorded as finance leases (formerly referred to as capital leases in ASC 840) under the FASB Accounting Standards Update 2016-02, Leases (ASC 842), as amended by subsequent Accounting Standards Updates or otherwise capitalized in the preparation of the Financial Statements; (f) any declared or unpaid dividends or distributions or amounts owed to Seller or any of its Affiliates (including any accrued but unpaid management, monitoring, consultancy or similar fees); (g) any purchase money mortgage or other Lien securing all or part of the purchase price of property subject to such mortgage or Lien; (h) deferred compensation and any outstanding and unpaid severance obligation in respect of any termination of employment, in each case, that occurs or is accrued for the period prior to Closing, together with the employer portions of applicable federal, state or local payroll or other employment taxes associated therewith; (i) all amounts of any unfunded liability under any tax-qualified or nonqualified deferred compensation plan, defined benefit pension plan, or retiree benefit plan, including any withdrawal liability under any similar plan; (j) any Liability for unpaid amounts pursuant to a settlement Contract or other binding arrangement, in each case entered into in connection with dismissal or cessation of an Action that is effective as of the Closing; (k) the Pre-Closing Income Tax Amount; (l) obligations in the nature of guarantees of any indebtedness or obligations specified in clauses (a) through (k) above; and (m) for clauses (a) through (l) above any obligations in respect of all accrued or unpaid interest, prepayment and other penalties, fees, guarantees, premiums, reimbursements, damages, breakage costs, early retirement and make-whole payments; provided, however, for greater certainty, that “Company Indebtedness” shall not include: (i) any Company Transaction Expenses; (ii) any intercompany obligations, loans or transactions exclusively between or among the Company and/or any of its Subsidiaries; or (iii) any lease obligations (including any Real Property Lease) that are, or in accordance with GAAP as of the date of this Agreement are required to be, recorded as operating lease under the FASB Accounting Standards Update 2016-02, Leases (ASC 842), as amended by subsequent Accounting Standards Updates.

“Company Product” means any product manufactured, packaged, labeled, marketed, sold or distributed by or at the direction or request of the Company or any of its Subsidiaries.

“Company Registered IP” has the meaning set forth in Section 3.12(c).

“Company Transaction Expenses” means all unpaid fees, costs, expenses and disbursements to the extent incurred, payable or reimbursable by or on behalf of the Company or any of its Subsidiaries, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby or otherwise in connection with Seller’s and its Affiliates’ exploration of strategic alternatives or engagements in sales processes undertaken in respect of the Company and its Subsidiaries, including: (a) all fees, costs, expenses and disbursements of legal counsel, accountants, financial advisors, experts, consultants and other advisors retained by the Company or any of its Subsidiaries; (b) any severance payments and change of control, success, stay transaction, sale, retention or other similar payments and bonuses (other than Ordinary Course arrangements with respect to the 2025 performance period), which, in each case, become payable to any Person by reason of or as a result of the consummation of the transactions contemplated by this Agreement, plus the employer’s portion of any payroll, social security, employment or other Taxes, and any reimbursements or “gross-up” amounts payable or made, in connection with any of the foregoing; (c) any investment banking, brokerage or finder’s fees; (d) one hundred percent (100%) of the premium for, and any other fees and expenses in obtaining, the Tail Policies; and (e) fifty percent (50%) of any Transfer Taxes.

“Company Service Provider” means any Company Employee and any independent contractor, independent consultant or independent director who currently provides services to the Company or any of its Subsidiaries.

“Confidentiality Agreement” means that certain Mutual Confidentiality & Nondisclosure Agreement, dated as of January 2, 2025, by and between CSW Industrials, Inc. and Platinum Equity Advisors, LLC.

“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, indenture, note, bond, mortgage, lease, sublease, or other legally binding instrument, agreement, arrangement, understanding, undertaking, commitment or obligation.

“Contracting Parties” has the meaning set forth in Section 11.18(a).

“Data Room” has the meaning set forth in Section 11.15.

“D&O Indemnified Persons” has the meaning set forth in Section 7.4(a).

“Disclosure Schedule” has the meaning set forth in Article III.

“Dispute Notice” has the meaning set forth in Section 2.5(c)(i).

“Earn-Out Maximum” has the meaning set forth in Exhibit A.

“Earn-Out Payment” has the meaning set forth in Section 2.5(b).

“Earn-Out Period” means the twelve (12)-month period ended October 31, 2026.

“Earn-Out Products” means the Company Products of the Company Product lines identified on Section 1.1(a) of the Disclosure Schedule, including any rebranded, repackaged, modified, or upgraded versions of the foregoing.

“Earn-Out Statement” has the meaning set forth in Section 2.5(a).

“Earn-Out Threshold” has the meaning set forth in Exhibit A.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each plan, policy, program, letter, Contract, arrangement or agreement providing compensation, stock option, equity or equity-based compensation, employee loan, bonus or incentive, commission, profit sharing, deferred compensation, provident fund, gratuity, retirement, pension, medical, accident or life insurance, supplemental retirement, severance, salary continuation, commission, termination, change in control, retention, transition, employment, consulting, welfare, health, sick leave, vacation pay, disability, hospitalization, insurance, medical, educational, employee assistance, non-subscriber workers’ compensation, fringe or other benefit, other than any employment agreement or arrangement that is terminable “at will” or that can be terminated without penalty, liability or premium upon notice of ninety (90) days or less.

“Environmental Laws” means all applicable Laws concerning or relating to (a) the pollution or protection of the environment (including soil, soil vapor, sediment, subsurface strata, groundwater, surface water, drinking water supply, and indoor and outdoor air), (b) human health and safety (to the extent relating to the handling of or exposure to Hazardous Materials), (c) the presence, investigation, cleanup, remediation, removal, use, generation, disposal, treatment, storage, management, handling, transportation, or actual or threated Release of, or exposure to, Hazardous Materials, or (d) noise, odor, or vibration.

“Equity Securities” means, with respect to any Person, (a) any ordinary share or preferred share, capital stock, common stock, preferred stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in such Person, and any option, warrant, right or other security (including debt securities) directly or indirectly convertible, exchangeable or exercisable therefor, including any right to acquire any such shares, stock or interests in such Person and (b) any right that would entitle any other Person to share in the equity, profits, earnings, losses or gains of such initial Person (including stock appreciation, phantom equity, profit participation or other similar rights), in each case of clauses (a) and (b), however described and whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company and its Subsidiaries or any of their Affiliates under Section 414 of the Code or within the meaning of Section 4001 of ERISA.

“Evaluation Material” has the meaning set forth in Section 4.7.

“Excluded Business” means Seller’s equipment division business operated through its Subsidiaries (other than the Company and its Subsidiaries), which includes, among other things, the manufacturing and distribution of residential and commercial equipment for the heating, ventilation, air conditioning and refrigeration industry and the manufacturing and distribution of the original equipment manufacturer components and installation-related supplies and accessories to support equipment sales and related warranty service.

“Excluded Business Benefit Plan” means those Employee Benefit Plans that are sponsored, maintained or contributed to (or are required to be maintained or contributed to) by the Seller or its Affiliates (other than the Company or any of its Subsidiaries).

“FASB” means the Financial Accounting Standards Board.

“Final Earn-Out Payment” has the meaning set forth in Section 2.5(c)(ii).

“Financial Assurances” has the meaning set forth in Section 3.7(e).

“Financial Statements” has the meaning set forth in Section 3.7(a)(ii).

“Financing” has the meaning set forth in Section 7.9.

“Fraud” means, with respect to any Party, the actual and intentional misrepresentation of such Party in the making of any of the representations and warranties expressly set forth in Article III or Article IV or in any certificate delivered hereunder to the extent related to the making of such representations and warranties, as applicable, which shall only be deemed to exist if (i) such Party had actual knowledge that such representation or warranty was false at the time made, (ii) such Party specifically intended to deceive and mislead the other Party by the making of such representation or warranty, and (iii) such other Party actually and reasonably relied upon such representation and warranty to its detriment with resulting losses. For clarity, “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“FTC” has the meaning set forth in Section 5.5(b).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.

“Gross Sales” means the gross sales of all units of Earn-Out Products sold during the Earn-Out Period (but excluding value-added, sales, use and other similar non-income Taxes that were reflected in the sales price). For the avoidance of doubt, Gross Sales shall not be adjusted for the value of all allowances, discounts, rebates, credits and returns issued in respect of units of Earn-Out Products sold during the Earn-Out Period.

“Governmental Authority” means any supra-national, federal, territorial, tribal, regional, state, multi-state, commonwealth, provincial, municipal, local or foreign governmental, quasi- governmental, regulatory, self-regulatory, taxing or administrative entity, body, branch, political subdivision, instrumentality, department, commission, department, official, board, bureau, ministry or agency, or any court, tribunal, arbitration panel, commission or other similar dispute- resolving panel or body.

“Hazardous Material” means any material, substance, or waste that is (i) regulated, or for which standards are imposed by, any Governmental Authority or (ii) a pollutant, contaminant, hazardous substance, hazardous waste, toxic substance or toxic chemical, including petroleum and petroleum by-products, mold, radon gas, asbestos and asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, flammable or explosive substances, and pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Incidental IP Contract” means any Contract entered into by the Company or any of its Subsidiaries in the Ordinary Course in which the only license to, or right to exploit, Owned Intellectual Property Rights or Intellectual Property Rights owned by another Person granted in such Contract is incidental to the transaction contemplated in such Contract and such Contract is (i) a distributor, reseller, sales or marketing Contract that includes an incidental license to use the third party’s Intellectual Property Rights in advertising and selling the third party’s products or otherwise performing under such Contract or (ii) a service Contract under which the Company or any of its Subsidiaries grants a third party a license under Owned Intellectual Property Rights to enable such third party to provide services for the benefit of the Company or any of its Subsidiaries.

“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any gross receipts, capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) and (ii) multiple bases (including, but not limited to, corporate franchise or doing business) if such Tax may be based, measured by or calculated with respect to one or more items described in clause (i), above.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnification Agreement” has the meaning set forth in Section 7.4(a).

“Insurance Policy” and “Insurance Policies” have the meanings set forth in Section 3.18.

“Intellectual Property Rights” means all intellectual property in any jurisdiction, including worldwide common law and statutory rights in, arising out of, or associated with: (a) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade names, logos, common law trademarks and service marks, and any other indication of source or origin, including any registrations or applications therefor, and related goodwill; (c) copyrights (including in Software), copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto; (d) trade secrets, confidential information, or proprietary information; (e) all moral and economic rights of authors and inventors, however denominated; (f) industrial designs; (g) all rights in databases and data collections; (h) Internet domain names and registrations therefor; (i) any similar or equivalent rights to any of the foregoing (as applicable) and (j) all rights to sue for and recover damages and other relief in connection with any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.7(a)(ii).

“Interim Period” has the meaning set forth in Section 5.1(a).

“IT Systems” means the hardware, servers, computers, hardware, firmware, middleware, networks, routers, hubs, switches, Software, data communication lines and databases, network and telecommunication systems, platforms, Internet-related information technology infrastructure, wide area network and other information technology equipment, interfaces or related systems used by or on behalf of the Company or its Subsidiaries in the operation of their business along with all associated documentation.

“IRS” means the United States Internal Revenue Service.

“Jointly Privileged Information” has the meaning set forth in Section 11.17(e).

“Knowledge of Seller” means the actual knowledge of each of Philip Windham, Parker Donner, Philip Cerami and Brian Brooks, in each case after reasonable inquiry of such individual’s direct reports.

“Law” means any law, statute, common law, Order, constitution, treaty, convention, code, ordinance rule, regulation, binding guidance or similar requirement enacted, adopted, promulgated, entered or issued by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company or any of its Subsidiaries.

“Liability” means any liability, debt, obligation, loss, damage, commitment, deficiency, award, fine penalty, Action, Tax, cost and expense, in each case of whatever kind or nature (whenever or however arising (including whether arising out of any Law or Contract or tort based on negligence or strict liability), whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required by GAAP to be reflected in the Financial Statements or disclosed in the notes thereto).

“Lien” means, with respect to any right, property or asset, any mortgage, license, deed of trust, hypothecation, pledge, charge, option, preemptive right, right of first refusal, right of first offer, lien (statutory or otherwise), easement, encroachment, encumbrance, security interest or other lien of any kind in respect of such right, property or asset. The license or other grant of rights with respect to Intellectual Property Rights, in and of itself, shall not be deemed to be a Lien.

“Material Adverse Effect” means any change, effect, state of facts, circumstance, development, event, condition or occurrence (each a “Change”) that, individually, or in combination with any other Change, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), Business or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of Seller or the Company to perform their respective obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that none of the following Changes shall be taken into account in determining whether a “Material Adverse Effect” has occurred solely for purposes of clause (a) of this definition: (i) changes to the United States or foreign economies, or financial, banking or securities markets in general, or other general business, banking, financial or economic conditions affecting the markets in which the Company and its Subsidiaries operate; (ii) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) the occurrence, escalation, spread or reemergence of any epidemic, pandemic or disease outbreak; (iv) conditions affecting generally the industry of the Business; (v) the public announcement of, entry into or pendency of, actions expressly required or contemplated by or performance of obligations expressly contemplated under, this Agreement or the transactions contemplated by this Agreement, or the identity of the Parties; (vi) the identity or business plans of Buyer or any of its Affiliates; (vii) changes in applicable Laws or the interpretation thereof after the date of this Agreement; (viii) any change in GAAP or other accounting requirements or principles after the date of this Agreement; (ix) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world or (x) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any projections, provided that this clause (x) shall not prevent a determination that any Change underlying such failure to meet projections has resulted in a Material Adverse Effect; provided, further, that in the case of the foregoing clauses (i) – (iv) and (vii) – (ix), if such Change materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other Persons or businesses that operate in the industry and in the markets in which the Company and its Subsidiaries operate or in which the Business is conducted, then the material and disproportionate aspect of such Change may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur.

“Material Contract” has the meaning set forth in Section 3.14(a).

“Nonparty Affiliates” has the meaning set forth in Section 11.18(a).

“OMM” has the meaning set forth in Section 11.17(a).

“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand entered, rendered or otherwise put in effect by or under the authority of a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company and its Subsidiaries consistent with recent past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its bylaws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Securities.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Payoff Amount” has the meaning set forth in Section 2.3(b)(i).

“Payoff Letters” has the meaning set forth in Section 2.7(a)(iii).

“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes or other governmental charges which are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course; (c) statutory Liens for landlords under Real Property Leases for amounts which are not yet due and payable; (d) (i) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially detract from the value, or materially impair the use or occupancy, of the Leased Real Property in connection with the operation of the Business conducted thereon, and (ii) matters that would be disclosed by an inspection, a title commitment dated as of the date hereof, or an accurate survey of each parcel of the Leased Real Property which do not or would not materially detract from the value, or materially impair the use or occupancy of, the Leased Real Property in connection with the operation of the Business conducted thereon; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens securing the purchase price of goods in transit incurred in the Ordinary Course pursuant to documentary letters of credit; (g) non-exclusive licenses of Intellectual Property Rights; (h) transfer restrictions under applicable federal and state securities Laws; (i) Liens associated with Company Indebtedness which will be repaid, and such Liens released, at the Closing; and (j) Liens identified on Section 1.1(b) of the Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Personal Information” means all information irrespective of the form or medium in which it exists (including paper, electronic and other forms) that (i) identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual, device or household or (ii) otherwise constitutes personal data or personal information (or any other similar term) under any applicable Law, Contract or written policy applicable to the Company or any of its Subsidiaries.

“Post-Closing Tax Period” means any Tax period (including the portion of any Straddle Period) beginning after the Closing Date.

“Post-Closing Tax Savings” has the meaning set forth in Section 9.6.

“Post-Transaction Employee” has the meaning set forth in Section 7.2(a).

“Potential Financing Source” has the meaning set forth in Section 7.9.

“Pre-Closing Income Tax Amount” means an amount, not less than zero (0), equal to the sum of: (a) the amount of all unpaid Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (determined in the case of the portion of a Straddle Period ending on the Closing Date, in accordance with the methodology set forth in Section 9.5) and (b) any Taxes that are payable by Buyer or any of its Affiliates (including the Company and its Subsidiaries) in a Post-Closing Tax Period resulting from: (i) any prepaid amounts or advance payments received by the Company or any of its Subsidiaries prior to the Closing or (ii) any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) with respect to any accounting method change effected on or prior to the Closing Date or as a result of the transactions contemplated by this Agreement; provided, that the calculation of the Pre-Closing Income Tax Amount shall: (A) not be less than zero in any jurisdiction, (B) be calculated as of the end of the Closing Date using the historic method of accounting for Income Tax purposes of the Company and its Subsidiaries to the extent permitted by applicable Law, but disregarding any payment or prepayment of Taxes on the Closing Date using Company Cash that was reflected in the calculation of Closing Company Cash, (C) not take into account any liabilities for accruals or reserves established for GAAP purposes with respect to contingent Income Taxes or with respect to uncertain Income Tax positions, (D) take into account any Transaction Tax Deductions, but only to the extent that such Transaction Tax Deductions have the effect of reducing (not below zero) a particular Income Tax Liability to which such deductions are relevant in the applicable Tax period, (E) take into account any estimated (or other prepaid) Income Tax payments to the extent that such payments have the effect of reducing (but not below zero) the particular Income Tax liability in respect of which such payments were made (other than any such prepayments made using Company Cash that was reflected in the calculation of Closing Company Cash), (F) take into account any net operating loss carryforwards, capital loss carryforwards or disallowed interest deductions that are carried forward under Section 163(j)(2) of the Code or other similar Income Tax attributes, but solely to the extent that such Income Tax attributes are available under applicable Law to reduce (but not below zero) the particular Income Tax liability to which such Tax attributes are relevant in the Tax period, and (G) be determined without regard to any election made by Buyer under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (or any corresponding provision of state, local or foreign Law) to ratably allocate items. For the avoidance of doubt, an amount of Tax showing as due and owing on a Tax Return that is filed by Buyer after the Closing shall not be dispositive as to the portion of the Pre-Closing Income Tax Amount attributable to such Tax.

“Pre-Closing NOLs” has the meaning set forth in Section 9.6.

“Pre-Closing Occurrences” has the meaning set forth in Section 7.4(d).

“Pre-Closing Tax Period” means any Tax period (including the portion of any Straddle Period) ending on or before the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Company and any of its Subsidiaries, (a) any Laws regulating the Processing of Personal Information; (b) the PCI DSS and any other privacy- or data security- related industry standards to which any Company or any of its Subsidiaries is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between any Company or any of its Subsidiaries and any Person that are applicable to the Processing of Personal Information; and (d) all policies and procedures applicable to the Company or any of its Subsidiaries relating to the Processing of Personal Information.

“Process(ing)” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages, faxes, and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“R&W Policy” means that certain Representations and Warranties Insurance Policy issued to Buyer, and conditionally bound and effective as of the date hereof, by Euclid Transactional, LLC, a true and correct copy of which has been made available to Seller.

“Real Property Leases” means, collectively, all written lease, sublease, license, right of use, concession or other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Regulatory Approvals” means any Consent or waiting period (including any extension thereof) expiration or termination required from any Governmental Authority under applicable Law (including under the HSR Act and other Antitrust Laws) in connection with the transactions contemplated hereby.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, or releasing into or through the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

“Representatives” of any Person means such Person’s Affiliates and its and their respective stockholders, members, partners, equityholders, directors, managers, officers, employees, agents and advisors, including legal, accounting and other advisors.

“Reorganization” has the meaning set forth in Section 7.10.

“Retained Occurrence-Based Insurance Policies” has the meaning set forth in Section 7.4(d).

“Review Period” has the meaning set forth in Section 2.5(c)(i).

“Sanctioned Country” means any country or region that is the subject or target of comprehensive country-wide or territory-wide Sanctions (as of the date hereof, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is (a) designated on any list maintained by any Sanctions Authority, (b) located, organized, or resident in a Sanctioned Country, Russia, or Syria, (c) a Governmental Authority of a Sanctioned Country, or (d) owned, or controlled (as applicable under relevant Sanctions), directly or indirectly, by, or acting on behalf of, any of the foregoing.

“Sanctions” means all economic, financial, or trade sanctions Laws, embargoes, or other restrictive measures administered, enacted, or enforced by any Sanctions Authority.

“Sanctions Authority” means (a) the United States government (including the U.S. Department of the Treasury and the U.S. Department of State,), (b) the United Nations, (c) the European Union and any of its Member States, (d) the United Kingdom, and (e) any other relevant Government Authority that administers, enacts, or enforces any economic, financial, or trade sanctions Laws, embargoes, or other restrictive measures.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in Section 8.2(b).

“Seller Persons” has the meaning set forth in Section 8.2(a).

“Seller Released Claims” has the meaning set forth in Section 11.18(c).

“Seller Releasee” has the meaning set forth in Section 11.18(c).

“Seller Required Governmental Approvals” has the meaning set forth in Section 3.4(a).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software” means any and all (i) computer programs, software, firmware, middleware and other code (including operating systems, libraries, applications, data files and interfaces), in each case, in source code, object code or any other form, (ii) updates, upgrades, enhancements or customizations of any of the foregoing and (iii) documentation related to the foregoing (including protocols, specifications, developers’ notes and annotations, instructional materials and flow charts).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tail Policies” has the meaning set forth in Section 7.4(b).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs or import duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, environmental, escheat or unclaimed property, value added, alternative or add on minimum, estimated, or other tax, duty, impost, assessment, levy, or other charge payable to or imposed by any Governmental Authority, including any interest, penalty, or addition thereto (including any penalties resulting from any failure to file or timely, properly or electronically file a Tax Return).

“Tax Proceeding” has the meaning set forth in Section 3.11(c).

“Tax Return” means any return, declaration, report, form, claim for refund or information return, statement or other document relating to Taxes required to be filed with a Governmental Authority, including any schedule, attachment or any related or supporting information thereto, and including any amendment thereof.

“Tax Refund” has the meaning set forth in Section 9.7.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Trade Controls” means all Laws concerning or relating to the import, export, reexport, or in-country transfer commodities, software, technology, and technical data, including the Export Administration Regulations and the International Traffic in Arms Regulations.

“Terminated Contracts” has the meaning set forth in Section 5.8.

“Top Customers” has the meaning set forth in Section 3.21(a).

“Top Suppliers” has the meaning set forth in Section 3.21(a).

“Transaction Tax Deductions” means any federal, state, local or foreign Tax deductions or losses that are deductible by, or allowable as a loss of, the Company or any of its Subsidiaries at a “more likely than not” (or higher confidence level) under applicable Law, to the extent attributable to payments made or accrued pursuant to this Agreement or the transactions contemplated hereby or costs incurred or accrued pursuant to this Agreement or the transactions contemplated, including such deductions or losses arising from the payment or accrual of the following amounts (without duplication): (a) deferred financing fees, costs and expenses (including the write-off thereof); (b) any Company Transaction Expenses or any other transaction-related compensatory payments, fees, costs or expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants that are economically borne by Seller under this Agreement (including, for the avoidance of doubt, any success-based fees paid by the Company or any of its Subsidiaries that are more-likely-than-not to be deductible, but in no case less than seventy percent (70%) of any success-based fees within the meaning of Section 2 of IRS Revenue Procedure 2011-29); and (c) any costs, expenses or other liabilities included in the calculation of Company Indebtedness or similar amounts.

“Transition Services Agreement” means the transition services agreement to be entered into at the Closing, substantially in the form of Exhibit B attached hereto.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, stock transfer, value added, recordation, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection, applicable to, or resulting from, with the transactions contemplated by this Agreement.

“Waived 280G Benefits” has the meaning set forth in Section 3.7(a)(ii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plan closing, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, the Shares, free and clear of any Liens (other than restrictions on transfer under applicable federal and state securities Laws).

2.2 Closing. The closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place remotely by electronic exchange and delivery of all documents, including executed, in .PDF or other digital format, and by electronic transfer of funds on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, that the Closing shall not occur prior to the date that is thirty (30) days following the date hereof, or at such other place and date as Buyer and Seller may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

2.3 Consideration.

(a) Purchase Price. The purchase price for the Shares shall be an amount equal to the sum of (i) the Base Purchase Price, plus (ii) the Closing Company Cash, minus (iii) the Closing Company Indebtedness, minus (iv) the Closing Company Transaction Expenses (the resulting amount, the “Purchase Price”).

(b) Payments at the Closing. At the Closing, Buyer shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:

(i) to the payees specified in the Payoff Letters, the aggregate amount of Company Indebtedness required to be paid pursuant to such Payoff Letters (collectively, the “Payoff Amount”) to the account or accounts designated in the Payoff Letters;

(ii) to each Person owed Company Transaction Expenses, an amount in cash set forth opposite such Person’s name in the Closing Date Statement to the account or accounts designated by such Person therein, provided that any compensatory Company Transaction Expenses payable to Company Service Providers, subject to tax withholding and payroll taxes, will be paid to the payroll provider for such Company Service Providers for further payment to such recipients of such compensatory Company Transaction Expenses through such payroll provider; and

(iii) to Seller or any other Person designated in writing by Seller, an amount in cash equal to the Purchase Price shown on the Closing Date Statement, to the account or accounts designated by Seller therein.

2.4 Closing Date Statement. Not less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a statement (the “Closing Date Statement”), together with reasonably detailed supporting documentation, setting forth in reasonable detail Seller’s good faith calculation of: (i) the amount of each of (A)

Closing Company Cash, (B) Closing Company Indebtedness and (C) Closing Company Transaction Expenses, and (ii) on the basis thereof, the resulting calculation of the Purchase Price under Section 2.3(a). The Closing Date Statement will be prepared (x) in a manner consistent with the definitions of the terms Closing Company Cash, Closing Company Indebtedness, Closing Company Transaction Expenses, and Purchase Price (and the definitions of the defined terms contained therein), and (y) in good faith based on the books and records of the Company and its Subsidiaries and other available information. Prior to the Closing Date, Seller shall (x) reasonably cooperate with Buyer and its Representatives in connection with their review of the Closing Date Statement, including by making relevant individuals reasonably available to discuss any questions from the Buyer and its Representatives at reasonable times during normal business hours and without undue disruption to the ordinary course conduct of the business and operations of Seller or any of its Affiliates and provide information solely to the extent related to preparation of the Closing Date Statement and reasonably requested in writing (with the basis for such request provided in reasonable detail), and (y) consider in good faith any reasonable comments of Buyer to the Closing Date Statement, and the Closing Date Statement shall be updated to reflect any changes thereto mutually agreed by the Parties; provided, that any such comments from Buyer for which the Parties are unable to reach mutual agreement shall be disregarded and such item(s) as reflected in the Closing Date Statement as delivered by Seller shall be used for purposes of the Closing.

2.5 Earn-Out Consideration. As additional consideration for the transactions contemplated by this Agreement, following the Closing, Seller shall have the right to receive the Earn-Out Payment, if any, that may become payable by Buyer (if at all) upon the terms and subject to the satisfaction of the conditions set forth in this Section 2.5 as follows:

(a) Earn-Out Statement. Within sixty (60) days following the end of the Earn-Out Period, Buyer shall deliver to Seller its good faith calculation of (i) the Gross Sales for the Earn-Out Period and (ii) the resulting calculation of the Earn-Out Payment with respect to the Earn-Out Period, determined in accordance with this Section 2.5, together with supporting documentation describing in reasonable detail how the Gross Sales and the resulting Earn-Out Payment with respect to the Earn-Out Period was calculated or otherwise determined (the “Earn-Out Statement”). The Earn-Out Statement shall be prepared in accordance with this Section 2.5 and the definitions of “Gross Sales” and the terms and conditions set forth in Exhibit A. Seller hereby acknowledges and agrees that any information delivered to it by Buyer pursuant to this Section 2.5 shall be Confidential Information and subject to Seller’s obligations set forth in Section 7.6.

(b) Earn-Out Payment. The earn-out amount payable with respect to the Earn-Out Period shall be as set forth in Exhibit A attached hereto (the “Earn-Out Payment”).

(c) Disputes.

(i) Commencing with Buyer’s delivery of the Earn-Out Statement to Seller pursuant to Section 2.5(a), Buyer will and will cause the Company and its Subsidiaries to: (A) reasonably assist Seller and its Representatives in the review of the Earn-Out Statement and the related determination of the Earn-Out Payment and any disputes related thereto; (B) provide Seller and its Representatives with reasonable access during normal business hours and upon reasonable advance notice to the books, records (including work papers (subject to the execution of customary workpaper access letters, if requested), schedules, memoranda and other documents), schedules, memoranda and other documents), supporting data, facilities and employees of the Company and its Subsidiaries, in each case to the extent reasonably related to Seller’s review of the Earn-Out Statement and the related determination of the Earn-Out Payment and any disputes related thereto; and (C) reasonably cooperate with Seller and its Representatives in connection with such review or determination, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Earn-Out Statement and the related determination of the Earn-Out Period and any disputes related thereto as is requested by Seller or its Representatives. Seller will be entitled to conduct the foregoing review of the Closing Date Statement for a period of thirty (30) days after receipt of the Earn-Out Statement (the “Review Period”). If Seller objects to Buyer’s calculation of the amount of the Earn-Out Payment as set forth in the Earn-Out Statement, then, prior to the expiration of the Review Period, Seller shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail Seller’s objections to Buyer’s calculation of the amounts set forth in such Earn-Out Statement and containing a statement setting forth the calculation of the amount of the Earn-Out Payment determined by Seller to be correct.

(ii) During the thirty (30) day period following delivery of a Dispute Notice by Seller to Buyer, Buyer and Seller shall negotiate in good faith to resolve in writing any differences that they may have with respect to the disputed portions of the Earn-Out Statement as specified in such Dispute Notice. Any disputed items resolved in writing between Buyer and Seller within such thirty (30) day period shall be binding and conclusive on such Parties. If Buyer and Seller have not resolved all such differences by the end of such thirty (30) day period, then Buyer and Seller shall jointly engage the firm of Deloitte (the “Accounting Expert”) to resolve such dispute. Within ten (10) days after the Accounting Expert is appointed, Buyer shall forward a copy of the Earn-Out Statement to the Accounting Expert, and Seller shall forward a copy of the Dispute Notice to the Accounting Expert, together with, in each case, all relevant supporting documentation. Seller and Buyer will cooperate with the Accounting Expert in all reasonable respects, but no Party will have ex parte meetings, teleconferences, or other correspondence with the Accounting Expert as it is intended that both Seller and Buyer be included in all discussions and correspondence with the Accounting Expert; provided, however, that the Accounting Expert may ask specific written questions or request specific historical documents from Buyer or Seller to clarify its understanding of the submissions (and any document provided by Buyer or Seller to the Accounting Expert shall also be concurrently provided to the other Party). The Accounting Expert shall act as an expert and not as an arbitrator, its role shall be limited to resolving accounting differences and objections and determining the correct calculations to be used on only the disputed portions of the Earn-Out Statement, and the Accounting Expert shall not make any other determination, including any determination as to whether any other items on the Earn-Out Statement are correct, and with respect to the timeliness of delivery or receipt of any Dispute Notice. Further, the Accounting Expert may not resolve any legal dispute or objection. The Accounting Expert shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller’s or Buyer’s position on a disputed item (or a position in between the positions of Seller or Buyer) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review or investigation. In resolving accounting differences and objections, the Accounting Expert shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Earn-Out Statement, including the definition of Gross Sales contained herein. The Accounting Expert shall deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Expert by Seller and Buyer) of the disputed items submitted to the Accounting Expert within thirty (30) days of receipt of such disputed items. The determination by the Accounting Expert of the disputed amounts and the Earn-Out Payment shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Expert for such determination shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Accounting Expert at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Accounting Expert awards $600 in favor of Seller’s position, 60% of the costs and expenses of the Accounting Expert would be borne by Buyer and 40% would be borne by Seller. The Earn-Out Payment, as finally determined pursuant to this Section 2.5(c), shall be referred to herein as the “Final Earn-Out Payment”.

(d) Payment. Promptly following the date on which the Final Earn-Out Payment payable in accordance with Section 2.5(b) with respect to the Earn-Out Period is finally determined in accordance with Section 2.5(c), and in any event within three (3) Business Days of such date, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Seller to Buyer, the Final Earn-Out Payment. For the avoidance of doubt, the maximum amount Buyer may pay pursuant to this Section 2.5 shall be twenty million dollars ($20,000,000). Seller hereby acknowledges and agrees that the right of Seller to receive any Earn-Out Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and will confer upon Seller only the rights of a general unsecured creditor under applicable state Law), (ii) will not be represented by any form of certificate or instrument, (iii) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Buyer’s or the Shares, (iv) is not redeemable and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except by operation of law (and any sale, assignment, pledge, gift, conveyance, transfer or other disposal in violation hereof will be null and void).

(e) Acknowledgements.

(i) Notwithstanding anything in this Agreement to the contrary and except as provided for in Section 2.5(e)(ii), Seller acknowledges and agrees that (A) from and after the Closing, Buyer, the Company and their respective Affiliates shall have the right to operate their respective businesses, including the Business, in the absolute and sole discretion of Buyer, the Company and their respective Affiliates and may make all decisions with respect to the Company and its Subsidiaries and the Business (including decisions with respect to pricing and commercial viability of Company Products, development budgets and costs and the potential market for Company Products and the transition and integration of the Company’s and its Subsidiaries’ employees, products, systems and other aspects of the Business and the scope and manner of conduct of such transition and integration efforts) in the absolute and sole discretion of Buyer, the

Company and their respective Affiliates, (B) Buyer, the Company and their respective Affiliates have no obligation to operate the Company and its Subsidiaries or the Business solely in order to achieve the Earn-Out Payment or to maximize the amount of any Earn-Out Payment, (C) the future performance of the Business and the Earn-Out Payment contemplated herein is speculative and is subject to significant business, economic and competitive uncertainties and contingencies and numerous other factors outside the control of Seller, Buyer, the Company and their respective Affiliates, (D) there is no assurance that Gross Sales for the Earn-Out Period will be such that the Earn-Out Payment will be required to be paid in accordance herewith and none of Buyer, the Company nor any of their respective Affiliates has promised or projected that Gross Sales for the Earn-Out Period will be such that the Earn-Out Payment will be required to be paid in accordance herewith, (E) none of Buyer or its Affiliates nor their respective Representatives has made any representations or warranties, express or implied, with respect to the future performance, prospects, financing or operations of the Company and its Subsidiaries or the Business following the Closing, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has not relied, and expressly disclaims any reliance on, any statements made by Buyer or its Affiliates or their respective Representatives regarding the post-Closing conduct of the Business, (F) none of Buyer, the Company or their respective Affiliates owe any fiduciary duty to Seller, (G) the contingent right of Seller to receive the Earn-Out Payment is not an investment in the Company and its Subsidiaries or their Affiliates and such contingent right shall not, in and of itself, entitle Seller to any rights as a shareholder or equityholder of the Company and its Subsidiaries or their Affiliates, (H) the Parties intend that solely the express provisions of this Section 2.5 and Exhibit A will govern all of their rights and obligations, if any, with respect to the Earn-Out Payment and (I) Seller shall have no right to claim or assert any lost Earn-Out Payment or other damages pursuant to this Agreement or otherwise, including pursuant to this Section 2.5, as a result of any conduct, decisions or other actions or inactions of Buyer, the Company or their respective Affiliates (other than Seller’s right to claim or assert a breach of Buyer’s obligations pursuant to Sections 2.5(a), (b), (c) and (d)). To the fullest extent permitted by applicable Law, Seller hereby waives any fiduciary duty of Buyer, the Company or any of their respective Affiliates to such Seller arising out of the transactions contemplated by this Agreement.

(ii) Notwithstanding anything in this Section 2.5 to the contrary, Buyer shall not, and Buyer shall cause the Company and its Subsidiaries and its and their respective Affiliates not to, take any action, or omit to take any action, the primary purpose or primary intent of which is to circumvent, reduce, delay or avoid the payment to Seller of any Earn-Out Payment.

2.6 Withholding. Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any Taxes required to be deducted and withheld under any provision of applicable Law; provided that, except with respect to any compensatory amount payable under this Agreement or any deduction or withholding arising as a result of the failure to deliver an IRS Form W-9 or W-8BEN-E in accordance with Section 2.7(a)(ii), Buyer or such other Person shall (i) use commercially reasonable efforts to provide the applicable Person with notice as soon as reasonably practicable prior to withholding any amounts pursuant to this Section 2.6) and (ii) shall use commercially reasonable efforts to minimize any such withheld amounts. To the extent that amounts are so withheld and are paid over to the applicable Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7 Closing Deliveries. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer) the following documents, in each case duly executed and in form and substance reasonably satisfactory to Buyer:

(i) Delivery of Shares. Original certificates evidencing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers) for transfer to Buyer or its designee(s);

(ii) Tax Forms. A properly completed (a) IRS Form W-9 (or Substitute Form W-9) from Seller and (b) IRS Form W-9 or applicable IRS Form W-8 (or substitute form), as applicable from each payee of Company Transaction Expenses (other than any such payee that is an employee of the Company or any of its Subsidiaries) and each payee of Company Indebtedness identified on Section 2.7(a)(iii) of the Disclosure Schedule; provided, that Buyer’s sole recourse for Seller’s failure to deliver any forms pursuant to this Section 2.7(a)(iii) shall be to deduct and withhold the correct amount of Taxes from the applicable payee in accordance with Section 2.7(a)(ii);

(iii) Payoff Letters. Payoff letters evidencing the discharge or repayment of the Company Indebtedness identified on Section 2.7(a)(iii) of the Disclosure Schedule (the “Payoff Letters”), in each case duly executed by each holder of such Company Indebtedness (or its fully authorized agent or representative), in each case setting forth (A) the applicable Payoff Amount under such obligation as of the date specified in such letter (together with a customary per diem for payment following such date), (B) instructions for payment of the same to fully discharge or repay in full such Payoff Amount and (C) a release of all of the obligations of the Company and its Subsidiaries arising under such Company Indebtedness and all Liens granted to such holder or otherwise securing such Company Indebtedness, effective upon the repayment of such Payoff Amount;

(iv) Officer’s Certificate of Seller. A certificate, duly executed by an authorized officer of Seller and dated as of the Closing Date, certifying that attached thereto are true, correct, and complete copies of (A) the Organizational Documents of Seller and of the Company and each of its Subsidiaries, as amended and in effect as of the Closing Date, and (B) the resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with this Agreement and the transactions contemplated hereby as amended as of the Closing Date;

(v) Bring-Down Certificate of Seller. The certificate required to be delivered by Seller pursuant to Section 6.2(c);

(vi) Resignations. Resignations of each director, officer and manager of the Company and each of its Subsidiaries as requested by Buyer in writing prior to the Closing Date, which resignations shall be effective as of the Closing;

(vii) Transition Services Agreement. The Transition Services Agreement, duly executed by Seller;

(viii) Tail Policies. Written evidence, in form and substance satisfactory to Buyer, of the Tail Policies having been obtained in accordance with Section 7.4(b);

(ix) Good Standings. Certificates of good standing or existence (as applicable) for each of the Company and its Subsidiaries issued by the applicable Governmental Authority of its jurisdiction of formation, dated as of a date not more than five (5) Business Days prior to the Closing Date; and

(x) Termination of Certain Contracts. Evidence of the termination of the Terminated Contracts in accordance with Section 5.8.

(b) Buyer shall deliver, or cause to be delivered, the amounts set forth in the Closing Date Statement as provided in Section 2.3(b), and shall deliver, or cause to be delivered, to Seller or any other Person designated by Seller (unless the delivery is waived in writing by Seller), the following documents, in each case duly executed and in form and substance reasonably acceptable to Seller:

(i) Officer’s Certificate of Buyer. A certificate, duly executed by an authorized officer of Buyer and dated as of the Closing Date, certifying (A) the Organizational Documents of Buyer, as amended and in effect as of the Closing Date, and (B) the resolutions duly adopted by Buyer’s sole member authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with this Agreement and the transactions contemplated hereby as amended as of the Closing Date;

(ii) Bring-Down Certificate of Buyer. The certificate required to be delivered by Buyer pursuant to Section 6.3(c);

(iii) R&W Policy. The R&W Policy, conditionally bound and in full force and effect in accordance with Section 7.5; and

(iv) Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:

3.1 Organization; Good Standing.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and its Subsidiaries possesses the requisite corporate or company (as applicable) power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted by the Company and its Subsidiaries, except where the failure to have such power or authority would not be, or reasonably be expected not to be, material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the properties and assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not be, or reasonably be expected not to be, material to the Company and its Subsidiaries, taken as a whole. Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company and its Subsidiaries, and such Organizational Documents remain in full force and effect as of the date hereof. The Company and its Subsidiaries are not in violation of any such Organizational Documents.

(b) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power. Seller possesses the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted by Seller, except where the failure to have such power or authority would not be, or reasonably be expected not to be, material to the Company and its Subsidiaries, taken as a whole. Seller is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by Seller requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.

3.2 Capitalization; Title to Shares.

(a) The authorized, issued and outstanding Equity Securities of the Company and its Subsidiaries as of the date of this Agreement are set forth on Section 3.2(a) of the Disclosure Schedule, and except as set forth on Section 3.2(a) of the Disclosure Schedule, no other Equity Securities of the Company or any of its Subsidiaries are authorized, issued or outstanding.

(b) All of the issued and outstanding Equity Securities of the Company and its Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance with all applicable Law, including applicable securities Law. None of the Equity Securities of the Company or its Subsidiaries were issued in violation of any Contract (including any applicable Organizational Documents) or any preemptive or similar rights of any Person. Except as set forth on Section 3.2(b) of the Disclosure Schedule, there are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Securities of the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to (A) repurchase, redeem, sell or otherwise acquire or issue any Equity Securities of the Company or any of its Subsidiaries or (B) vote or dispose of any Equity Securities of the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.2(c) of the Disclosure Schedule: (i) none of the Company or any of its Subsidiaries is a party to any Contract relating to the voting of, or requiring the disposition, issuance or sale of, any Equity Securities of the Company or its Subsidiaries; and (ii) there are no declared or accrued and unpaid dividends or any other distributions with respect to any outstanding Equity Securities of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise make any distribution or payment to any current or former holder of Equity Securities of the Company or its Subsidiaries.

(d) The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, $0.01 par value per share, of which one hundred (100) shares are outstanding. The Shares constitute all of the issued and outstanding Equity Securities of the Company. Seller is the sole record and beneficial owner of the Shares, free and clear of all Liens (other than Permitted Liens). Seller has good and marketable title to the Shares and has the power and authority to sell, transfer, assign and deliver the Shares to Buyer upon the terms and subject to the conditions set forth in this Agreement. The Company is the sole record and beneficial owner of all of the Equity Securities of each Subsidiary of the Company and has good and valid title to such Equity Securities, free and clear of all Liens (other than transfer restrictions under applicable federal and state securities Laws and Permitted Liens arising solely under clause (i) of the definition thereof). Except as set forth in Section 3.2(a) of the Disclosure Schedule, the Company and its Subsidiaries do not own any Equity Securities in any other Person.

3.3 Power and Authority. Seller has all requisite corporate power and authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller, and no other or further action or proceeding on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreement to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms and conditions, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

3.4 Consents and Approvals; No Violation.

(a) Except: (i) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws and (ii) for any other notices, filings, authorizations, consents or approvals set forth on Section 3.4(a) of the Disclosure Schedule (all of the foregoing, the “Seller Required Governmental Approvals”), none of Seller, the Company or any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such notices, filings, authorization, consents or approvals that, if not given, made or obtained, would not be, or reasonably be expected not to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth on Section 3.4(b) of the Disclosure Schedule, and assuming the Seller Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (i) violate, conflict with or result in a breach of any provision of the Organizational Documents of Seller, the Company or any of its Subsidiaries; (ii) violate or conflict with any Law or Order applicable to Seller, the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of, require any consent or the giving of notice to any Person under, constitute a default under, result in the acceleration of, result in the creation of any Lien (other than a Permitted Lien) under, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract or Permit to which the Business, the Company or any of its Subsidiaries is subject to or is a party; or (iv) trigger any “change of control” or other similar provisions contained in any Material Contract or Permit to which the Business, the Company or any of its Subsidiaries is subject to or is a party, except, in the case of clauses (ii), (iii) or (iv) above, for such violations, conflicts, breaches, defaults or rights of acceleration, termination, modification or cancellation as would not be, or reasonably be expected not to be, material to the Company and its Subsidiaries, taken as a whole.

3.5 Brokers’ Fees. None of Seller, the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement or agreement made by or on behalf of Seller, the Company or any of its Subsidiaries.

3.6 Real Property.

(a) Owned Real Property. None of the Company or any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 3.6(b) of the Disclosure Schedule sets forth the address of each Leased Real Property, and a true and complete list of all Real Property Leases for each such Leased Real Property, together with its address, lease term and currently in effect monthly rent amount. With respect to each Leased Real Property, the Company and its

Subsidiaries have a valid leasehold interest therein, free and clear of Liens except for Permitted Liens. Seller has delivered to Buyer a true, correct and complete copy of each Real Property Lease. Except as set forth on Section 3.6(b) of the Disclosure Schedule, with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding and enforceable against the Company (or the applicable Subsidiary of the Company) and is in full force and effect and has not been modified; (ii) enjoys peaceful and undisturbed possession under such Real Property Leases; (iii) all rent payable under such Real Property Leases has been paid to date and the Company and its Subsidiaries (or the applicable Subsidiary of the Company) is not in breach or default under such Real Property Lease, in any material respect; and (iv) none of the Company or any of its Subsidiaries is subleasing, licensing, or otherwise granting any Person the right to use or occupy such Real Property Lease or any portion thereof. To the Knowledge of Seller, each party to each Leased Real Property, has performed in all material respects all obligations required to be performed by it under each such Real Property Lease.

(c) The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with the Business as currently planned to be conducted by the Company. To the Knowledge of Seller, no portion of any Leased Real Property is subject to any pending or threatened condemnation or other similar Action, and no condemnation or taking is threatened or contemplated. The Company and its Subsidiaries are in peaceful and undisturbed possession of the Leased Real Property in all material respects, and there are no contractual or legal restrictions that preclude or restrict the ability of any party thereto to use such Leased Real Property for the purposes for which it is currently being used. There are no Contracts outstanding for the sale, exchange, Lien, lease, or transfer of the Leased Real Property, or any portion thereof.

(d) The fixtures and improvements owned or leased by the Company and its Subsidiaries and located on the Leased Real Property are in all material respects in good operating condition, ordinary wear and tear excepted, and have no material deferred maintenance obligations, and have been maintained in all material respects in compliance with all applicable warranties, and to the Knowledge of Seller no condition exists requiring material repairs (other than routine maintenance) or alterations thereof. The Company and its Subsidiaries have not made any material alterations, additions or improvements to any of the Leased Real Property that may be required to be removed upon termination of the term of the applicable Real Property Lease.

(e) To the Knowledge of Seller, there are no facts or circumstances that would prevent the Leased Real Property from being occupied or otherwise used by Buyer after the Closing in the same manner as prior to the Closing.

(f) To the Knowledge of Seller, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full.

3.7 Financial Statements.

(a) True, correct and complete copies of the following financial statements have been delivered or made available to Buyer prior to the date hereof and are set forth on Section 3.7(a) of the Disclosure Schedule:

(i) (A) the audited Consolidated Financial Statements of Dusk Intermediate Holdings II, LLC (as successor) as of December 31, 2024 and for the period from July 13, 2024 through December 31, 2024, and the audited Consolidated Financial Statements of Motors & Armatures, Inc. (as predecessor) for the period from January 1, 2024 through July 12, 2024, (B) the audited Consolidated Financial Statements of Motors & Armatures, Inc. as of December 31, 2023 and December 31, 2022, and (C) the audited Consolidated Financial Statements of Vladmir, Ltd. as of December 31, 2023 and December 31, 2022 (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries and related consolidated statement of income (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), as of and for the eight-month period ended August 31, 2025 (the “Balance Sheet Date”).

(b) Except as set forth on Section 3.7(b) of the Disclosure Schedule, the Financial Statements: (i) have been prepared in accordance with GAAP, except that the Interim Financial Statements do not contain any footnotes, disclosures or other presentation items (that, if presented, would not differ materially from those presented in the Audited Financial Statements) and are subject to normal year-end adjustments (the effect of which would not be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole); and (ii) have been prepared from the books and records of the Company and its Subsidiaries and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, as of the dates thereof and for the periods covered thereby, except that the Interim Financial Statements are subject to normal year-end audit adjustments and any other adjustments expressly described therein.

(c) The Company and its Subsidiaries maintain a system of internal control over financial reporting that is designed, and is sufficient, in all material respects, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, which includes policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the consolidated financial statements of the Company and its Subsidiaries. To the Knowledge of Seller, there are no material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect the ability of the Company and its Subsidiaries to record, process, summarize and report financial data. To the Knowledge of Seller, there are no internal or governmental inquiries or investigations pending or threatened regarding any accounting practices of the Company and its Subsidiaries, any malfeasance by a director of the Company and its Subsidiaries, or an employee of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

(d) The Company and its Subsidiaries are not party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and its Subsidiaries in the Financial Statements.

(e) Section 3.7(e) of the Disclosure Schedules sets forth a true, correct and complete list of all surety bonds, performance bonds, letters of credit and other financial assurances of the Company and its Subsidiaries in effect prior to the Closing (the “Financial Assurances”), and with respect to each such Financial Assurance, (i) the name of the Person in favor of whom such Financial Assurance is issued, (ii) the name of the issuing Person, (iii) the maximum amount of indebtedness that may be drawn and (iv) the current amount drawn.

(f) The Closing Statement sets forth all of the Closing Company Indebtedness and Closing Company Transaction Expenses to be repaid or retired pursuant to Section 2.3(b). After the Closing, following payment of the Closing Company Indebtedness and Closing Company Transaction Expenses pursuant to Section 2.3(b), none of the Company or its Subsidiaries or any of their Affiliates (including Buyer) will have any Liability in respect of any such Closing Company Indebtedness and Closing Company Transaction Expenses.

3.8 Absence of Certain Changes.

(a) Except as expressly contemplated or permitted by this Agreement or as set forth on Section 3.8(a) of the Disclosure Schedule, since the Balance Sheet Date: (i) there has not occurred any Material Adverse Effect; and (ii) the Company and its Subsidiaries have conducted the Business in the Ordinary Course in all material respects.

(b) Without limiting the generality of Section 3.8(a), and except (i) as set forth in Section 3.8(b) of the Disclosure Schedule or (ii) as expressly required by this Agreement, since the Balance Sheet Date, none of the Company or any of its Subsidiaries has taken any action or omitted to take any action that would require the consent of Buyer pursuant to clauses (i) through (xx) of Section 5.1(b) if such action had been taken or omitted to be taken after the date of this Agreement.

3.9 Compliance with Law; Permits.

(a) Except as set forth on Section 3.9(a) of the Disclosure Schedule, (i) the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Laws and Orders, and (ii) no Action alleging any violation of or failure to comply with any applicable Law or Order is pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries, and since January 1, 2021, none of Seller, the Company or any of its Subsidiaries has received any written notice from any Governmental Authority of a violation or alleged violation by the Company or its Subsidiaries, or failure or alleged failure on the part of the Company or its Subsidiaries to comply with, any applicable Law or Order and, to the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, an Action. None of the Company or its Subsidiaries is currently liable for the payment of any claims, damages, fines, penalties or other amounts, however designated, for failure to comply with any Laws and no material expenditures are required to remain in compliance with such Laws. There is not any present or proposed requirement of any applicable Law that is due to be imposed on the Company or its Subsidiaries that is reasonably likely to increase materially the cost of complying with such Laws or that would render illegal in a manner resulting in, or reasonably expected to result in, a Material Adverse Effect or materially restrict the operations of the Business.

(b) Except as set forth on Section 3.9(b) of the Disclosure Schedule: (i) the Company and its Subsidiaries hold all Permits required to own, lease, or operate its properties and assets and to conduct the Business as currently conducted, including all such Permits required by applicable Environmental Laws, except for Permits which the failure to hold would not be, or reasonably be expected not to be, material to the Company and its Subsidiaries, taken as a whole; (ii) each such Permit is in full force and effect; and (iii) the Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance with the terms and conditions of all such Permits except where the failure to be in compliance would not be, or reasonably be expected not to be, material to the Company and its Subsidiaries, taken as a whole. No outstanding written notice of revocation, cancellation or termination of any Permit has been received by the Company or its Subsidiaries, and there are no Actions pending or, to the Knowledge of Seller, threatened in writing that seek the revocation, cancellation or termination of any Permit. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, cancellation or termination of any Permit, and the Company and its Subsidiaries are in compliance in all material respect with all Permits applicable to the Company and its Subsidiaries.

3.10 Environmental Matters.

(a) Except as set forth on Section 3.10(a) of the Disclosure Schedule:

(i) the Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance in all material respects with all Environmental Laws;

(ii) the Company and its Subsidiaries possess, and, since January 1, 2021, have been in compliance in all material respects with, all material Permits required under Environmental Laws. All such Permits are in full force and effect, and all applications necessary for the renewal of such Permits have been timely filed;

(iii) since January 1, 2021, none of the Company or any of its Subsidiaries: (A) has received any written or, to the Knowledge of Seller, other notice alleging that the Company or any of its Subsidiaries is not in material compliance with, or has any material Liability under, any Environmental Laws; or (B) is subject to any Order relating to Hazardous Materials or Environmental Laws, except for an Order that would not, or reasonably be expected not, to have a material effect on the Company or its Subsidiaries, taken as a whole;

(iv) none of the Company or any of its Subsidiaries has assumed any material Liabilities of any other Person arising under Environmental Laws;

(v) none of the Company or any of its Subsidiaries is conducting or funding any material investigation, remediation, removal, or cleanup of, or corrective action relating to, any Release of Hazardous Materials;

(vi) there has been no Release of or exposure to any Hazardous Materials at, in, on, off, from, or under any Leased Real Property or any property formerly owned, leased or operated by the Company or any of its Subsidiaries, except for any such Release or exposure that would not, or reasonably be expected not, to result in a material Liability to the Company or any of its Subsidiaries or a requirement for any material notification, investigation, or remediation by the Company or any of its Subsidiaries;

(vii) there are no pending or, to the knowledge of Seller, threatened Actions against or involving the Company or any of its Subsidiaries relating to Hazardous Materials or Environmental Laws;

(viii) the use and operation of the Business, as currently conducted, comply in all material respects with Environmental Laws; and

(ix) Seller has provided to Buyer true, correct, and complete copies of all material environmental or health and safety audits, studies, reports, assessments, and results of investigations with respect to the Company and its Subsidiaries or the Leased Real Property that were prepared since January 1, 2021 and that are in the possession of Seller, the Company or any of its Subsidiaries.

3.11 Tax Matters.

(a) Each of the Company and its Subsidiaries has properly and timely filed all material Tax Returns required to be filed by it, and such Tax Returns are materially correct and complete. All material Taxes (whether or not shown on a Tax Return) required to be paid by the Company and its Subsidiaries have been timely paid to the appropriate Taxing Authority.

(b) All material Taxes the Company and its Subsidiaries are required by applicable Law to withhold or to collect for payment (including those pertaining to Company Service Providers) have been duly and timely withheld and collected and have been timely paid in full or accrued on the books of the Company or its Subsidiary, as applicable. The Company and its Subsidiaries have timely filed correct and complete information Tax Returns to the extent required to be filed by it with respect to any amounts that have been withheld.

(c) No Taxing Authority (i) has notified the Company or any of its Subsidiaries in writing of any proposed deficiency with respect to the Company or any of its Subsidiaries, (ii) sent a written request for information related to a Tax Return of the Company or any of its Subsidiaries or (iii) sent written notice indicating an intent to open a Tax audit or other review of a Tax Return of the Company or any of its Subsidiaries, in each case, that has not been paid in full, settled or otherwise fully resolved as of the date hereof. There are no pending Tax audits or other Actions with respect to Taxes (a “Tax Proceeding”) pertaining to the Company and its Subsidiaries, and no Tax Proceedings have been threatened in writing or are being discussed with any Taxing Authority. None of the Company and its Subsidiaries has (i) given, or been requested to give, any waivers of statute of limitations or extensions of time with respect to the payment of any Tax for which the Company and its Subsidiaries could be liable or the filing of any Tax Return or (ii) received or applied for a ruling relating to Taxes which could be binding on Buyer, the Company and its Subsidiaries or any of their respective Affiliates after the Closing Date. No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(d) None of the Company or its Subsidiaries (i) has been a member of an affiliated group of corporations or other entities filing combined, consolidated, or unitary Income Tax Returns (other than a group of which the Company or one of its Subsidiaries is the common parent), (ii) has any Liability for the Taxes of another Person as transferee or successor or by operation of applicable Law, or (iii) is a party to or bound by any Tax allocation or Tax sharing agreement that will require any payment by the Company or any of its Subsidiaries after the Closing (other than this Agreement, the Organizational Documents of the Company or the Subsidiaries, and commercial agreements the primary purpose of which is not the sharing of Taxes).

(e) The Company and its Subsidiaries have, with respect to all sales or provisions of services that are exempt from sales, use, value added, goods and services and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or provision of services as exempt.

(f) All transactions and agreements entered into between the Company and its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand, have been made on arm’s length terms. The Company and its Subsidiaries are in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating their transfer pricing practices and methodology (as required under Section 482 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law)).

(g) The Company is, and has at all times since its formation, been properly classified as a corporation for U.S. federal Income Tax purposes and each of its Subsidiaries is and has at all times since their respective dates of formation been properly classified as disregarded entities for U.S. federal Income Tax purposes.

(h) None of the Company or any of its Subsidiaries has: (i) entered into any transaction that is or would be part of any “listed transaction” under Treasury Regulation Sections 6011-4(b)(2), (ii) engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (or any similar form under state, local or non-U.S. Law), (iii) consummated or participated in any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the United States Treasury Regulations promulgated thereunder (or any similar provision of state, local or non-U.S. Law) or (iv) participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law.

(i) None of the Company or any of its Subsidiaries will be required to include any item in taxable income or exclude any item of deduction or loss from taxable income for any Post-Closing Tax Period as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing, (ii) any installment sale or open transaction effected prior to the Closing, (iii) any change to, or improper use of, a method of accounting (including adjustments pursuant to Section 481 of the Code) for a Pre-Closing Tax Period made prior to the Closing, or (iv) any deferred revenue or prepaid amount accrued or received on or prior to the Closing.

(j) None of the Company or its Subsidiaries has ever had a “permanent establishment” (within the meaning of an applicable Tax treaty) or fixed place of business in any country other than the United States or Canada.

(k) None of the Company or its Subsidiaries has ever (i) participated in an international boycott as defined in Section 999 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), (ii) been subject to any accumulated earnings Tax or personal holding company Tax or (iii) incurred a “dual consolidated loss” within the meaning of Section 1503(d) of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local, or non-U.S. Tax Law).

(l) The Company and its Subsidiaries are in compliance in all respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order. No submission made to any Governmental Authority in connection with obtaining any such Tax exemption, Tax holiday or other Tax reduction Contract or order contained any misstatement or omission. No Tax exemption, Tax holiday or other Tax reduction Contract or order will be subject to a termination, recapture or clawback as a result of the transactions contemplated by this Agreement.

(m) None of the Company or its Subsidiaries is an “applicable corporation” within the meaning of Section 59(k)(1) of the Code or any Treasury Regulations promulgated thereunder or any administrative guidance interpreting such section of the Code.

(n) Within the last six (6) years, none of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law).

(o) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or its Subsidiaries.

(p) There is no power of attorney given by and currently binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired (other than any power of attorney granted to a payroll provider or tax advisor in the Ordinary Course) which power of attorney will remain outstanding after the Closing Date.

(q) The Company and its Subsidiaries have properly complied in all material respects with all applicable Laws relating to, and duly accounted for, any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (or any corresponding provision of state, local or non-U.S. Law) and Section 2301 of the Coronavirus Aid, Relief, and Economic Safety Act of 2020 (or a corresponding or similar provision of Law), if any, and no submission or application made to any Governmental Authority in connection with obtaining any such Tax credits contained any material misstatement or omission.

3.12 Intellectual Property Rights.

(a) Except as otherwise set forth on Section 3.12(a) of the Disclosure Schedule, the Company and its Subsidiaries, collectively, own or possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Owned Intellectual Property Rights, and otherwise have a valid license or other valid right to use all other Intellectual Property Rights used in, held for use in, or otherwise necessary for the operation of the Business (such other Intellectual Property Rights, along with the Owned Intellectual Property Rights, the “Business Intellectual Property Rights”). Except as set forth on Section 3.12(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impair, limit, or result in the loss of the right, title or interest of the Company or any of its Subsidiaries in or to any of the Business Intellectual Property Rights that are material to the operation of the Business.

(b) Except as set forth on Section 3.12(b) of the Disclosure Schedule: (i) neither the Company nor its Subsidiaries, including the operation of the Business and the exploitation by the Company and its Subsidiaries of the products being manufactured, distributed, licensed or sold by the Company and its Subsidiaries, infringes upon, misappropriates or otherwise violates, and in the past six (6) years, has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person; (ii) in the past six (6) years, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any offer or demand to license any Intellectual Property Rights of any Person as a means to avoid or settle alleged or actual infringement) and no such charge, complaint, claim demand or notice is currently threatened in writing; (iii) no claims by any third party challenging the validity, enforceability, ownership by the Company or any of its Subsidiaries or use of any Owned Intellectual Property Rights by the Company or any of its Subsidiaries have been made since January 1, 2021 or are currently threatened in writing (excluding, in each case, Ordinary Course prosecution proceedings not involving a non-Governmental Authority third party with respect to Company Registered IP before the United States Patent and Trademark Office or its equivalent foreign authority); (iv) to the Knowledge of Seller, in the past six (6) years, no Person has infringed upon or misappropriated any Owned Intellectual Property Rights; and (v) since January 1, 2021, neither the Company nor any of its Subsidiaries has made, filed or is currently pursuing any opposition, cancellation, invalidity or similar challenge against any third party’s Intellectual Property Rights.

(c) Section 3.12(c)(i) of the Disclosure Schedule identifies all Owned Intellectual Property Rights registered (or applied for) with any Governmental Authority, including for each item the owner, but excluding any items that are abandoned, cancelled, expired, withdrawn, or finally refused (without right of appeal) (the “Company Registered IP”). Section 3.12(c)(ii) of the Disclosure Schedule identifies all Internet domain name registrations registered by the Company or any of its Subsidiaries with any domain name registrar, including for each item the registrant of record. Section 3.12(c)(iii) of the Disclosure Schedule identifies each pending Action in which the Company Registered IP is involved, excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign authority. Section 3.1(c)(iv) of the Disclosure Schedule identifies all material unregistered Owned Intellectual Property Rights.

(d) The Company Registered IP is subsisting and, excluding pending applications, valid and enforceable. None of the Owned Intellectual Property Rights is subject to any Order restricting the use or ownership thereof by the Company or any of its Subsidiaries. The Company and its Subsidiaries take and has taken all reasonable steps to protect the rights of the Company and its Subsidiaries in its confidential information and trade secrets and there has been no loss, unauthorized disclosure, misappropriation, or misuse of any such confidential information or trade secrets.

(e) All employees of the Company or any of its Subsidiaries, contractors, and consultants who have developed Owned Intellectual Property Rights material to the Business (including current and former persons) have executed valid and enforceable written Contracts (i) providing for the non-disclosure by such person of any confidential information or trade secrets used or accessed in connection with the engagement by such person with the Company or any of its Subsidiaries, as applicable, and (ii) providing for the assignment (by way of a present grant of assignment) by such person to, unless ownership passes by operation of Law to the Company or any of its Subsidiaries, as applicable, of any Intellectual Property Rights arising out of such person’s employment or engagement with such Company or any of its Subsidiaries, as applicable. To the Knowledge of Sellers, no such person is in breach of any such agreement.

(f) Since January 1, 2021, there has not been any failure or substandard performance that has occurred with respect to any IT Systems that had a material impact on the Business. The IT Systems operate and perform materially in accordance with their documentation and functional specifications and as required for the operation of the Business as currently conducted, and since January 1, 2021, there has been no failure or other substandard performance of the IT Systems which has caused any material disruption to the operations of the Company or its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable (i) steps to provide for backup and recovery of data and disaster recovery plans and (ii) actions (including implementing administrative, technical and physical safeguards) designed to protect the integrity, confidentiality and security of its IT Systems and the information (including trade secrets) and data stored therein, including from unauthorized use or access by third parties and from viruses and contaminants. The IT Systems are free from any viruses and contaminants. Since January 1, 2021, there have been no unauthorized intrusions, misuses or breaches of the security of any of the IT Systems (including ransomware attacks). Neither the Company nor its Subsidiaries uses or has used any training, self-improving or machine-learning Software, models, algorithms, hardware or other artificial intelligence tools or aids of any kind, including generative artificial intelligence tools and applications, or any outputs of any of the foregoing, in each case, in connection with the Business and in a manner that is in violation of any Contract or adverse to the ownership and rights of the Company or its Subsidiaries in the Owned Intellectual Property Rights or technology.

3.13 Privacy and Security.

(a) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Privacy and Security Requirements. Neither the Company nor Subsidiary has received any complaint, claim, warning or notification from any Governmental Authority or individual, and neither has been subject to any audit, Action, or investigation, in each case, with respect to the use, Processing or security of Personal Information by or by a third party on behalf of the Company or any of its Subsidiaries. Since January 1, 2021, there have been no breaches, violations, thefts, phishing attacks outages or unauthorized uses of or accesses to Personal Information, confidential information or trade secrets processed or maintained by or on behalf of the Company or its Subsidiaries, and no disclosure of any data breach or IT Systems or network security breach has been, or should have been, made by the Company or its Subsidiaries, under any Privacy and Security Requirements. The Company and its Subsidiaries comply in all material respects with all individual rights requests relating to the Processing of Personal Information under applicable Privacy and Security Requirements. Neither the Company nor its Subsidiaries currently use or have ever used generative artificial intelligence to Process Personal Information.

(b) Each of the Company and its Subsidiaries has valid and legal rights to Process in all material respects Personal Information that is Processed by or on behalf of the Company or any of its Subsidiaries in connection with the use and/or operation of the Business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements in any material respects. The Company and its Subsidiaries have implemented and have required all third parties that receive Personal Information, confidential information or trade secrets from or on behalf of the Company and its Subsidiaries to implement, reasonable physical, technical and administrative safeguards consistent with generally accepted industry standards that are designed to protect Personal Information, confidential information and trade secrets from unauthorized access by any Person.

3.14 Contracts.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of the Company or its Subsidiaries are bound (each such Contract set forth, or required to be set forth, on such Section, a “Material Contract”):

(i) any Contract relating to the lease or similar agreement of personal property to or from any Person that involved rental payment obligations in excess of $250,000 during the twelve (12) months ended December 31, 2024;

(ii) any Contract (or group of related Contracts) requiring or otherwise relating to capital expenditures by the Company or its Subsidiaries with a value in excess of $250,000, for which the underlying assets have not been delivered or under which the Company or its Subsidiaries have any outstanding payment obligations;

(iii) any Contract for the acquisition, disposition, lease, sublease or license of real property;

(iv) any Real Property Lease;

(v) any Contract for the acquisition of real property or any interest therein;

(vi) except for purchase orders of the Company or its Subsidiaries issued or received in the Ordinary Course for the purchase or sale of supplies, products or goods, any Contract for the purchase or sale of supplies, products or goods, or for the furnishing or receipt of services, in each case that involved payment obligations in excess of $250,000 during the twelve (12) months ended December 31, 2024;

(vii) any Contract that involves any partnership, strategic alliance, joint venture or other collaboration that otherwise involves sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

(viii) any Contract relating to Company Indebtedness or under which a Lien has been granted on any of the assets, properties or rights of the Company or any of its Subsidiaries in order to secure such Company Indebtedness;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries (A) grants to any Person any right or license under Owned Intellectual Property Rights or (B) receives any right or license under Intellectual Property Rights owned by another Person, but excluding in each case, (1) licenses or services Contracts for unmodified and commercially available Software (including software as a service) and support services related thereto available on standard terms, (2) licenses for open source software, (3) Contracts with current and former employees, contractors, and consultants of the Company or any of its Subsidiaries, (4) non-disclosure Contracts entered in the Ordinary Course, and (5) Incidental IP Contracts;

(x) any collective bargaining agreement or other agreement with any union or similar employee representative;

(xi) any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis providing for base compensation in excess of $100,000 per annum, or severance agreement with any Company Service Provider (whether or not there is ongoing financial liability with respect thereto);

(xii) each pension, profit sharing, stock or unit option (or equivalent), employee stock or unit purchase (or equivalent), bonus, or other plan or arrangement providing for deferred or other compensation to Company Service Providers;

(xiii) any Contract with any Governmental Authority;

(xiv) any Contract that requires the Company or its Subsidiaries to purchase its total requirements, a minimum amount or applicable percentage of any product or service from any other Person or contains “take or pay” or similar provisions;

(xv) any Contract that contains an exclusivity “meet competition”, “most-favored-nation” or similar clause or term that provides preferential pricing or treatment in favor of Company, its Subsidiaries or any other Person;

(xvi) any Contract that grants another Person exclusivity or a right of first offer or refusal or similar rights with respect to any product or service sold or provided by the Company or any of its Subsidiary, including the right to purchase or distribute such products or services;

(xvii) any Contract obligating (or purporting to obligate) the Company or any of its Subsidiaries to refrain from: (A) competing with any business or in any line of business, (B) conducting business in any particular jurisdiction or during any period of time, (C) conducting any business with certain parties, including by limiting the ability to sell any particular services or products to any Person, (D) soliciting any customers or individuals for employment, (E) developing, performing, marketing or distributing the products and services of the Company and its Subsidiaries, or (F) entering into of any market or line of business by the Company, its Subsidiaries or its employees;

(xviii) any sales representative, distributor, dealer, manufacturer’s representative, franchise, reseller, agency, advertising, sales promotion, market research or marketing Contract, consulting or similar Contract;

(xix) any Indemnification Agreement;

(xx) any Contracts providing for rebates, discounts, loyalty programs or any similar program or provisions with a value in excess of $150,000, either provided by or to the Company and its Subsidiaries;

(xxi) any Contract involving any resolution, settlement, conciliation or similar agreement of any actual or threatened Action which imposes continuing obligations on the Company or its Subsidiaries;

(xxii) any hedging, swap, derivative or similar Contract;

(xxiii) any Contract for or that relates to the sale, transfer or acquisition of any Person, any business division thereof or other properties, assets or securities or for the disposition of any assets of Company or its Subsidiaries (other than, in each case, in the Ordinary Course) that has not yet been consummated or that contains any outstanding “earn-out”, revenue share or other similar contingent payment obligations;

(xxiv) any Contract that includes a power of attorney granted to any Person by the Company or its Subsidiaries that is currently in effect and outstanding;

(xxv) any Affiliate Agreement, including all Contracts entered into in connection with the Reorganization;

(xxvi) any Contract for or relating to the making of any advance, loan, extension of credit or capital contribution to, or other investment in, any other Person;

(xxvii) any bonus, sales bonus, change of control, retention, termination or severance Contracts;

(xxviii) each Contract with a Top Customer or Top Supplier;

(xxix) any supply Contract relating to any goods (including raw material or components) or services for which no practical alternative sources are reasonably available to the Company or its Subsidiaries on equivalent terms and conditions; and

(xxx) any Contract with any broker, investment banker, finder, financial advisor or other advisor of any kind that relates to any obligation to pay any commission, broker fees, finder fees, transaction bonus or other transaction-based compensation in connection with this Agreement or the transactions contemplated hereby.

(b) Seller has delivered or made available, or caused the Company to deliver or make available, to Buyer a true, correct and complete copy of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Except as set forth on Section 3.14(b) of the Disclosure Schedule, with respect to each such Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company that is a party thereto, enforceable in accordance with its terms and conditions; (ii) none of the Company or any of its Subsidiaries is or is alleged to be (with or without notice or lapse of time or both) in breach of or default in any material respect under such Material Contract, and, to the Knowledge of Seller, the other parties to each of the Material Contracts is not or is not alleged to be (with or without notice or lapse of time or both) in breach of or default in any material respect thereunder; and (iii) the Company and its Subsidiaries have not received any written claim or notice of breach of or default in any material respect under, or has provided or received any notice of any intention to terminate, any of the Material Contracts and, to the Knowledge of Seller, no event has occurred since January 1, 2021 or circumstance exists which, with notice or lapse of time or both, would reasonably be expected to result in or constitute such a breach or default, or permit termination, modification, or acceleration, under such Material Contract, or would create in any party additional rights or compensation under or require the consent of any Person under any of the Material Contracts, or result in the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company or its Subsidiaries (in each case, with or without notice or lapse of time or both).

3.15 Labor Matters.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a list of all current Company Service Providers as of the date of this Agreement and sets forth for each Company Service Provider the following information as of the date of this Agreement: (i) name, (ii) title or position, (iii) status (whether full- or part-time and whether active or on a leave of absence and, if on a leave of absence, the type of leave of absence and anticipated end date of such leave of absence), (iv) date of hire, (v) current annual base salary or hourly wage rate, (vi) commission compensation for 2024, (vii) current target bonus opportunity and any other applicable incentive compensation for calendar year 2025, (viii) number of days of accrued and unused vacation, sick leave and other paid time off, (ix) employment location, (x) period of service recognized by each Company Benefit Plan or Excluded Business Benefit Plan in which a Company Service Provider participates, and (xi) classification as exempt or nonexempt for overtime under applicable Law. All current Company Service Providers reside and are employed in the United States of America.

All employees of Seller or any of its Affiliates who provide services to the Business are employed by the Company or one of its Subsidiaries.

(b) Except as set forth on Section 3.15(b) of the Disclosure Schedule, the Company and its Subsidiaries are not, and since January 1, 2021, have not been, a party to, bound by or in the process of negotiating any collective bargaining agreement, works council agreement, labor union contract, trade union contract or similar agreement with any labor organization, union, works council or trade union, and no Company Employees are, or since January 1, 2021, have been, represented by a works council or a labor organization in connection with their employment with the Company or its Subsidiaries. There are no, and since January 1, 2021, have been no, activities or proceedings of any labor union or other labor organization to organize any Company Employees pending, or to the Knowledge of Seller or the Company, threatened. Since January 1, 2021, there have been no unfair labor practice charges or complaints pending or, to the Knowledge of Seller or the Company, threatened before the National Labor Relations Board or any other Governmental Authority, and since January 1, 2021, there have been no grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending, or to the Knowledge of Seller or the Company, threatened by or on behalf of any Company Employee.

(c) The Company and its Subsidiaries are and, since January 1, 2021 have been, in all material respects, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health, including: classification under the Fair Labor Standards Act, classification as an employee versus an independent contractor, WARN Act, wages, hours and benefits, frequency of pay, immigration, eligibility, social security, workers’ compensation, unemployment insurance, paid sick leave and other paid time off, overtime pay, pay equity, employment discrimination, reasonable accommodation, wrongful discharge, background and criminal history checks, drug testing, record-keeping, labor relations, collective bargaining and occupational health and safety. Since January 1, 2021, the Company and its Subsidiaries have not experienced any work stoppage, lockout, walkout, strike or other organized work interruption by employees of the Company, or to the Knowledge of Seller or the Company, threat thereof, and have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission (or its equivalent in the relevant jurisdiction) or any other Governmental Authority responsible for the prevention of unlawful employment practices, or notice from any such Governmental Authority to conduct an investigation with respect to or relating to them or notice that such investigation is in progress. As of the date hereof and since January 1, 2021, each Company Service Provider is and has been properly classified as an employee or independent contractor and as overtime exempt or non-exempt under applicable Law. Since January 1, 2021, to the Knowledge of Seller or the Company, the Company and its Subsidiaries have timely, fully and accurately completed Forms I-9 in accordance with applicable Laws and otherwise fulfilled all obligations and requirements under applicable Laws pertaining to the employment eligibility verification process for each Company Service Provider.

(d) Since January 1, 2021, there has been no Action against the Company or any of its Subsidiaries pending, or, to the Knowledge of Seller or the Company, threatened to be brought or filed in connection with the employment or service of any Company Service Provider, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws or any material failure of the Company or its Subsidiaries to provide any compensation or employee benefits owing to such Company Service Provider.

(e) Since January 1, 2021, the Company and its Subsidiaries are and have been in compliance with the WARN Act. Since January 1, 2021, the Company has not (i) effectuated (A) a “plant closing” (as defined in the WARN Act or any similar term under any analogous applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act, or any analogous applicable Law) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (ii) been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of the WARN Act. The Company and its Subsidiaries have not caused any Company Employee to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under the WARN Act.

(f) Except as set forth in Section 3.15(f) of the Disclosure Schedules, no Company Employee has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of Seller, otherwise of an intention or plan (formal or informal) to resign, cease working, retire or terminate his or her employment or engagement with the Company or any of its Subsidiaries. To the Knowledge of Seller, no Company Employee is subject to a noncompetition, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement in conflict with the Business as currently conducted.

(g) The Company and each of its Subsidiaries has paid in full all wages, salaries, fees, commissions, bonuses, benefits, compensation, overtime, cash-outs of accrued unused paid time off or leave and severance or any other amounts due upon termination of employment or engagement that are due and payable to all Company Service Providers as of the date hereof.

(h) As of the date hereof and since January 1, 2021, there are and have been no allegations or complaints of sexual harassment, discrimination, or assault or misconduct pending or, to the Knowledge of Seller or the Company, threatened against any Company Service Provider, and the Company and each of its Subsidiaries has not entered into any agreement to settle claims of sexual harassment, discrimination, assault or misconduct with respect to any Company Service Provider.

3.16 Employee Benefits Plans.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a complete and correct list of each Company Benefit Plan and Excluded Business Benefit Plan in which any Company Service Provider participates. With respect to each Company Benefit Plan and Excluded Business Benefit Plan in which any Company Service Provider participates, the Company has delivered or made available to Buyer true and complete copies of, if applicable (i) such Company Benefit Plan or Excluded Business Benefit Plan and any trust agreement related thereto, (ii) for any Company Benefit Plan or Excluded Business Benefit Plan that is not written, a written description of the Company Benefit Plan or Excluded Business Benefit Plan, (iii) the most recent summary plan description, amendments, modifications, and material supplements related thereto, (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the IRS, (v) the most recent determination or opinion letter issued by the IRS, (vi) all material correspondence to or from any Governmental Authority relating to any Company Benefit Plan or Excluded Business Benefit Plan since January 1, 2021, and (vii) any material correspondence with any participant in any Company Benefit Plan or Excluded Business Benefit Plan in which any Company Service Provider participates regarding such Company Benefit Plan or Excluded Business Benefit Plan other than routine plan disclosures or as relates to a routine claim for benefits.

(b) No current or former employee of Seller or any of its Affiliates who is not a Company Employee (or any of their dependents) is or has ever been eligible to participate in or entitled to receive benefits under any Company Benefit Plan or Excluded Business Benefit Plan. Neither the Company nor its Subsidiaries sponsors, maintains, contributes to or has ever been required to contribute to any benefit plan, policy, program, agreement or similar employment, compensatory or benefit arrangement for the benefit of employees or service providers outside of the United States of America.

(c) Each Company Benefit Plan and Excluded Business Benefit Plan in which any Company Service Provider participates has at all times since January 1, 2021 been maintained, funded and administered, in all material respects, in compliance with the terms of such Company Benefit Plan or Excluded Business Benefit Plan, the applicable requirements of the Code and ERISA and any other applicable Laws. Each Company Benefit Plan and Excluded Business Benefit Plan in which any Company Service Provider participates intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no event has occurred since January 1, 2021 or condition exists that would reasonably be expected to adversely affect the qualification or qualification status of such Company Benefit Plan or Excluded Business Benefit Plan.

(d) In all material respects, with respect to each Company Benefit Plan and Excluded Business Benefit Plan in which any Company Service Provider participates, all payments, premiums, contributions, and reimbursements required to be made for all periods commencing after January 1, 2021 and ending prior to or as of the Closing Date have been made. There are no, and since January 1, 2021, there have been no, Actions, audits or other proceedings by any Governmental Authority (other than routine, de minimis claims for benefits in the Ordinary Course) pending or, to the Knowledge of Seller or the Company, threatened with respect to any Employee Benefit Plan.

(e) Except as set forth on Section 3.16(e) of the Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to, or has in the past six (6) years maintained, sponsored or has ever had any obligation to contribute to, or has any Liability under or with respect to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code). As to any pension plans disclosed against this Section 3.16(e): (i) Section 430 of the Code is and has been satisfied, the plan is not in “at risk” status for purposes of Section 430 of the Code, and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, and (iii) no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred.

(f) Except as set forth on Section 3.16(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any Person to any payment, forgiveness of Company Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Company Benefit Plan or Excluded Business Benefit Plan in which any Company Service Provider participates; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise), funding, or creation of any rights to compensation or benefits under or with respect to any Employee Benefit Plan; (iii) increase any payments or benefits, create or increase any loan forgiveness, in each case, from the Company or any of its Subsidiaries under a Company Benefit Plan, Excluded Business Benefit Plan or otherwise, (iv) trigger any obligation to fund any Company Benefit Plan or Excluded Business Benefit Plan; or (v) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) payable to any employee of the Company or its Subsidiaries.

(g) Each Company Benefit Plan or Excluded Business Benefit Plan in which any Company Service Provider participates that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any Company Service Provider for any reason, including for any excise Taxes, interest or penalties incurred pursuant to Section 4999, Section 105(h), or Section 409A of the Code.

(h) No Company Benefit Plan or Excluded Business Benefit Plan in which any Company Service Provider participates provides, and neither the Company nor any of its Subsidiaries have, any liability or obligation under any Company Benefit Plan or Excluded Business Benefit Plan in which any Company Service Provider participates to provide, any retiree, post-termination or post-ownership health, life or other welfare-type benefits to any Person other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law (“COBRA”). The requirements of COBRA have been met in all material respects with respect to each Person subject to COBRA. Neither the Company nor any of its Subsidiaries has ever incurred (whether or not assessed), and are not reasonably expected to incur or be subject to, any Tax, penalty or other liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

3.17 Litigation. Except as set forth on Section 3.17 of the Disclosure Schedule and except as would not be, or reasonably be expected not to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no, and since January 1, 2021, there has not been any, Action pending or, to the Knowledge of Seller, currently threatened against or by the Company or any of its Subsidiaries or affecting any properties or assets of the Company, its Subsidiaries or the Business. There is no Action pending or, to the Knowledge of Seller, threatened that challenges, the legality, validity or enforceability of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. To the Knowledge of Seller, no event has occurred, or circumstance exists that would give rise to or serve as the basis for any commencement of such Action. Except as set forth on Section 3.17 of the Disclosure Schedule, none of the Company or any of its Subsidiaries is subject to any outstanding Order or unsatisfied judgments, penalties or awards affecting or applicable to any the Company, its Subsidiaries or any of their properties or assets. The Company and its Subsidiaries are in compliance with the terms of each such outstanding Order set forth on Section 3.17 of the Disclosure Schedule, and to the Knowledge of Seller no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a true, complete and correct list of all policies of insurance maintained by or for the benefit of the Company and its Subsidiaries and their properties, assets, products, operations or personnel (each, an “Insurance Policy” and collectively, the “Insurance Policies”), including the amounts of such insurance, the policy period and annual premiums with respect to each Insurance Policy. Seller has made available, or caused the Company to make available, to Buyer true, correct and complete copies of the Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company and its Subsidiaries are a party or by which they are bound. With respect to each such insurance policy listed on Section 3.18 of the Disclosure Schedule: (a) the policy is in full force and effect; and (b) none of the Company or any of its Subsidiaries in material breach or default (including with respect to the payment of premiums or the giving of notice) thereunder, and to the Knowledge of Seller, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under such Insurance Policy. The Company and its Subsidiaries have not received any written notice from any insurer under any such Insurance Policies canceling, terminating, or materially and adversely amending (including any premium increase with respect to, or alternation of coverage under) any such policy or denying renewal of coverage thereunder. There are no material claims related to the Business pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company and its Subsidiaries have timely filed all claims for which it is seeking payment or other coverage under any Insurance Policy, except for failure to file such claims that would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

3.19 Affiliate Transactions. Except: (a) for employment-related and equity-related arrangements, the payment of compensation and benefits in the Ordinary Course, and travel advances and employee loans in the Ordinary Course; and (b) as set forth on Section 3.19 of the Disclosure Schedule, none of Seller or any of its Affiliates (other than the Company and its

Subsidiaries) or any current or former officer, director, manager, employee or Affiliate of any of Seller, the Company or any of its Subsidiaries, or, to the Knowledge of Seller, any immediate family member of any such Person, is a party to any Contract or ongoing transaction or business relationship with, or has any interest in any material asset or property (tangible or intangible) owned or used by, the Company or any of its Subsidiaries (collectively, the “Affiliate Agreements”).

3.20 Product Warranty; Product Liability.

(a) Except as set forth on Section 3.20(a) of the Disclosure Schedule, since January 1, 2021, (i) all Company Products have been in conformity in all material respects with all applicable contractual commitments and express warranties, and neither the Company nor any of its Subsidiaries has incurred any material liability by reason of any express or implied warranty with respect to any Company Product other than for warranty replacements and refunds arising in the Ordinary Course and, to the Knowledge of Seller, there is no reasonable basis for any such claim, except in each case, to the extent adequately reserved for in the Interim Financial Statements and (ii) no material claims have been asserted in writing against the Company or its Subsidiaries arising out of any injury to Person or property as a result of the ownership, possession or use of a Company Product nor, to the Knowledge of Seller, has any such injury occurred that remains unasserted. Except with respect to Contracts with customers entered into the Ordinary Course, neither the Company or its Subsidiaries have any warranties, warranty policies, service agreements or maintenance agreements in effect that provide for warranty coverage.

(b) Except as set forth on Section 3.20(b) of the Disclosure Schedule, since January 1, 2021, no Company Product has been required to be withdrawn or recalled (whether voluntarily by the Company or its Subsidiaries or compulsory by any Governmental Authority). To the Knowledge of Sellers, as of the date hereof, no such withdrawal, recall or stock recovery is being considered by or has been requested or ordered by any customer of the Company or any of its Subsidiaries, any Governmental Authority or any consumer group, and the Company and its Subsidiaries have no plans to initiate a voluntary withdraw or recall.

3.21 Top Customers and Top Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule sets forth (i) the top fifteen (15) customers of the Company and its Subsidiaries, based on the dollar amount of consolidated revenues earned by the Company and its Subsidiaries for (A) the twelve (12) month periods ended December 31, 2023 and December 31, 2024, and (B) the eight-month period ended August 31, 2025 (collectively, the “Top Customers”), and (ii) the top fifteen (15) vendors and/or suppliers of the Company and its Subsidiaries, based on the aggregate total purchases by the Company and its Subsidiaries for (A) the twelve (12) month periods ended December 31, 2023 and December 31, 2024, and (B) the eight-month period ended August 31, 2025 (collectively, the “Top Suppliers”). Since January 1, 2023, no Top Customer or Top Supplier has cancelled, terminated, materially and adversely modified its relationship with the Company and its Subsidiaries, and none of the Company or its Subsidiaries has received written notice that any Top Customer or Top Supplier intends to stop or materially decrease its business with the Company and its Subsidiaries. To the Knowledge of Seller, no fact, circumstance, condition or situation exists which (with or without notice or lapse of time or both) reasonably would be expected to cause the business with any Top Customer or Top Supplier not to continue after the Closing Date in substantially the same manner as prior to the date hereof.

(b) Since January 1, 2021, there has been no substantial change in (i) the manner in which the Company and its Subsidiaries extend discounts, credits or warranties to customers or otherwise deal with customers, (ii) the practices of any of the Company and its Subsidiaries of ordering supplies for purposes of honoring warranties with respect to the business of the Company and its Subsidiaries or (iii) the customary payment or collection cycles for, or the terms and conditions of, any payables or receivables or other debt of any of the Company and its Subsidiaries and no change of such kind is currently expected.

(c) The Company and its Subsidiaries are not, nor since January 1, 2021, have been, engaged in any material dispute or controversy with any Top Customer or Top Supplier with respect to the supply of products or services by or to the Company and its Subsidiaries. To the Knowledge of Seller, no Top Customer or Top Supplier is bankrupt or insolvent, or has threatened to enter bankruptcy, suffer the appointment of an administrator or receiver or commence any similar process providing protection from creditors under the laws of its respective jurisdiction.

(d) Except as set forth on Schedule 3.21(d), no supplier of the business of the Company and its Subsidiaries is a sole source supplier, nor during the last twelve (12) months has any of the Company and its Subsidiaries been dependent upon any one supplier for more than ten percent (10%) by value of its purchases.

3.22 Bank Accounts. Section 3.22 of the Disclosure Schedules sets forth a true, correct and complete list of (a) the account number for each bank account of the Company and its Subsidiaries, (b) the name and address of each bank with whom each of the Company and its Subsidiaries has an account or safe deposit box, and (c) the name of each Person authorized to draw thereon or have access thereto.

3.23 Title, Condition and Sufficiency of Assets.

(a) The Company and its Subsidiaries have good and valid title to, or hold a valid leasehold interest in or a valid license to use, all of the material tangible property and other tangible assets of the Company and its Subsidiaries used by them in the operation of the Business, free and clear of all Liens (except for Permitted Liens), including all assets reflected in the Interim Financial Statements or acquired after the Balance Sheet Date.

(b) The buildings, structures, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. None of the tangible personal property and assets of the Company and its Subsidiaries have been (i) operated or maintained other than in the Ordinary Course, or (ii) materially and adversely affected in any way as the result of any fire, explosion, earthquake, disaster, flood, erosion, accident or other similar or dissimilar casualty, whether or not covered by insurance. The Company and its Subsidiaries have made all capital expenditures in the Ordinary Course and have not reduced or otherwise delayed any capital expenditures in contemplation of the execution of this Agreement and the consummation of the transactions contemplated hereby, and no maintenance of any material equipment or other asset has been deferred at any time within the last twelve (12) months. Since January 1, 2021, there has not been any significant interruption of operations of the business of the Company and its Subsidiaries due to inadequate maintenance of such tangible property.

(c) The Business is conducted only through the Company and its Subsidiaries. The assets and property (real and personal), tangible and intangible, and rights owned, leased, licensed, used or held for use by the Company and its Subsidiaries, together with the rights, licenses, services and benefits to be provided to Buyer and the Company and its Subsidiaries pursuant to the Transition Services Agreement, constitute all of the assets, property and rights, required to operate the Business in substantially the same manner conducted by the Company and its Subsidiaries as of the date hereof and as of immediately prior to the Closing and are sufficient for the continued conduct of the Business after the Closing by Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries) in substantially the same manner as conducted by Seller and its Affiliates as of the date hereof and as of immediately prior to the Closing.

3.24 Absence of Undisclosed Liabilities. Except as set forth on Section 3.24 of the Disclosure Schedules, the Company and its Subsidiaries do not have any Liabilities, other than Liabilities (a) adequately reflected or reserved for in the Interim Financial Statements, (b) which have arisen after the Balance Sheet Date in the Ordinary Course (none of which is material, individually or in the aggregate, or related to any breach of Contract, breach of warranty, violation of Law, infringement or tort claims), (c) those incurred in connection with the transactions contemplated by this Agreement, and (d) that would not be, or reasonably be expected not to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.25 Accounts Receivable; Inventory.

(a) All accounts receivable reflected on the Interim Financial Statements (i) are valid, genuine and subsisting, incurred in the ordinary course of business for bona fide sales and deliveries of goods, performance of services or other business transactions, (ii) have been appropriately recorded in accordance with GAAP and (iii) will be collectible in full in the Ordinary Course (other than Ordinary Course contractual allowance and bad debt reserves, none of which are material). No such accounts receivable are subject to any pending or threatened set-off, discount or counterclaim (other than for which a reserve has been established on the balance sheet included in the Interim Financial Statements) or have been assigned or pledged to any Person, except for Liens securing Company Indebtedness.

(b) All inventory used in the business of the Company and its Subsidiaries conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the Ordinary Course and, if saleable, is saleable at values substantially the same as the book value amounts thereof except to the extent adequately reserved on the balance sheet included in the Interim Financial Statements, as applicable, and such amounts reflected on the balance sheet included in the Interim Financial Statements have been appropriately recorded in accordance with GAAP.

3.26 Anti-Corruption Laws; Sanctions.

(a) Since January 1, 2021, none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, officers, directors, employees, or, to the Knowledge of Seller, agents, has: (i) violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Controls; or (ii) engaged in any transactions or dealings with any Sanctioned Person or in any Sanctioned Country.

(b) None of the Company or any of its Subsidiaries, nor any of their respective Affiliates, officers, directors, employees, or, to the Knowledge of Seller, agents: (i) is a Sanctioned Person; or (ii) has been subject to or involved in any investigation by any Governmental Authority relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Controls.

(c) None of the Company or any of its Subsidiaries: (i) has conducted any internal investigation or made any voluntary, directed, or involuntary disclosure to any Governmental Authority relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Controls; (ii) has received any notice concerning any actual or potential noncompliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Controls; or (iii) is subject to any Order relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Controls.

(d) There are no pending or, to the knowledge of Seller, threatened, Actions against or involving the Company or any of its Subsidiaries relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Trade Controls.

(e) The Company and its Subsidiaries have implemented and maintained policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, and Trade Controls.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization; Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer possesses the requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted by Buyer. Buyer is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted by it requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material and adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby in a timely manner.

4.2 Power and Authority. Buyer has all requisite limited liability power and authority and legal capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer or its equity holders is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

4.3 Consents and Approvals; No Violation.

(a) Except for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws (the “Buyer Required Governmental Approvals”), Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such notices, filings, authorization, consents or approvals that, if not given, made or obtained, would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby in a timely manner.

(b) Assuming the Buyer Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate, conflict with or result in a breach of any provision of the Organizational Documents of Buyer; (ii) violate or conflict with any Law or Order applicable to Buyer or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of, require any consent or the giving of notice to any Person under, constitute a default under, result in the acceleration of, result in the creation of any Lien (other than a Permitted Lien) under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Buyer is a party, other than any breach or violation that would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby in a timely manner.

4.4 Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement or agreement made by or on behalf of Buyer.

4.5 Litigation. There is no Action pending or, to Buyer’s knowledge, currently threatened against Buyer or any of its properties or assets that challenges, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order.

4.6 Sufficiency of Funds. At the Closing, Buyer will have sufficient funds, committed lines of debt financing and other adequate, liquid financial resources to pay all obligations of Buyer hereunder or incurred in connection with the transactions contemplated hereby.

4.7 Buyer’s Due Diligence; Limitations on Representations and Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties of Seller expressly set forth in Article III (including the Disclosure Schedule), the Ancillary Agreements or in any instrument, document or certificate delivered pursuant to this Agreement, Buyer (a) is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby, and (b) is not relying upon any projection, forward-looking statement, other forecast or business plan information, or any other information, statement, document, or material, including any information, documents or materials regarding the Company or any of its Subsidiaries furnished or made available to Buyer and its Representatives in the Data Room, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (“Evaluation Material”), delivered or made available by or on behalf of Seller or the Company whether before, on or after the Closing Date. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation and has been provided with and has evaluated such Evaluation Material as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Buyer acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without, and disclaims any reliance upon, any representation or warranty, express or implied, of Seller, the Company or any of its Subsidiaries or any of their respective Representatives, or any other Person, except as expressly set forth in Article III (including the Disclosure Schedule), the Ancillary Agreements or in any instrument, document or certificate delivered pursuant to this Agreement, which constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature whether written or oral, expressed or implied, at law or in equity, with respect to Seller, the Company, any of its Subsidiaries, the execution and delivery of this Agreement or the transactions contemplated hereby. Buyer acknowledges and agrees that, except as explicitly set forth herein, in no event shall any of the representations and warranties set forth in Article III (including the Disclosure Schedule) be deemed or construed to apply to any Contracts, assets, properties, rights, obligations or liabilities assigned or transferred to, or assumed by, Seller or any of its Affiliates (other than the Company and its Subsidiaries), including, without limitation, in connection with the Reorganization (as defined below), solely to the extent the Company and its Subsidiaries are no longer party to, bound by or have any continuing obligations or liabilities in respect of any such Contracts, assets, properties, rights, obligations or liabilities following such assignment, transfer or assumption.

ARTICLE V

PRE-CLOSING COVENANTS

5.1 Conduct of the Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 10.1 (the “Interim Period”), except (i) as expressly contemplated under this Agreement, (ii) as required by Law, (iii) with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), or (iv) as set forth on Section 5.1(a) of the Disclosure Schedule, Seller shall cause the Company and each of its Subsidiaries to (A) conduct the Business in the Ordinary Course and in compliance in all material respects with all applicable Laws, (B) use reasonable best efforts to preserve the business relationships (including relationships with employees, customers and suppliers), property and assets of the Company and its Subsidiaries in a manner consistent with past practices, and (C) use reasonable best efforts to collect all accounts receivable and pay, discharge and satisfy all accounts payable and timely file all Tax Returns and timely pay all Taxes, in each case, in the Ordinary Course and as such accounts payable and Taxes become due and payable; provided, however, notwithstanding the foregoing, the Company and its Subsidiaries may use available Company Cash to repay any Company Indebtedness and Company Transaction Expenses prior to the Closing.

(b) During the Interim Period, except as expressly contemplated under this Agreement, as required by Law, with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), or as set forth on Section 5.1(b) of the Disclosure Schedule, Seller shall cause the Company and each of its Subsidiaries not to:

(i) sell, transfer, assign, convey, lease, license, allow to lapse, abandon, pledge, encumber or otherwise transfer or dispose of any assets or properties of the Company and its Subsidiaries that are material, individually or in the aggregate, to the Business (other than sales of inventory made in the Ordinary Course);

(ii) except (A) as otherwise required by Law, (B) as required by the terms of any Company Benefit Plans or (C) as required by any agreement with an executive disclosed in the Disclosure Schedules, (1) increase any compensation or benefits payable to any Company Service Provider (or any other employee who would be a Company Service Provider if employed on the date of this Agreement), (2) make, grant, pay or increase any bonus, equity, phantom equity, change in control payment, deferred compensation, severance, retention, equity or equity-based right or other compensatory payment or benefit to any Company Service Provider (or any other employee who would be a Company Service Provider if employed on the date of this Agreement), (3) take any action to accelerate any vesting, payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Company Service Provider, or to forgive the indebtedness of any Company Service Provider (in each case, including any employee who would be a Company Service Provider if employed on the date of this Agreement), (4) establish, adopt, enter into, commence participation in, terminate, increase the coverage or benefits available under, or amend any Company Benefit Plan or any Excluded Business Benefit Plan in which any Company Service Provider participates or any employee benefit plan, policy, Contract, program, agreement, arrangement that would be a Company Benefit Plan or Excluded Business

Benefit Plan if in effect on the date of this Agreement, (5) hire, promote, transfer, engage, furlough, or terminate (other than for “cause”) any Company Service Provider or any other employee to the Company or any of its Subsidiaries or to provide services to the Business, (6) implement or announce any plant closing, employee layoff, reduction in force, furlough, temporary layoff, salary or wage reduction, material reduction in compensation, work schedule change or other similar action that could implicate WARN, (7) negotiate, modify, amend, extend, terminate or enter into any collective bargaining agreement or other agreement with any union or similar employee representative; (8) recognize or certify any labor union, labor organization, employee representative body or group of employees as the bargaining representative for any Company Service Provider, or (9) release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any Company Service Provider;

(iii) terminate, amend or modify any Material Contract in a manner adverse to the Company or the applicable Subsidiary, or enter into, amend or modify any Contract that would be a Material Contract if it had been entered into prior to the date of this Agreement, in each case, other than (A) any termination, amendment or modification of a Material Contract made in the Ordinary Course (including in connection with standard pricing negotiations) and (B) any Contract with customers of the Company and its Subsidiaries;

(iv) terminate, cancel or fail to renew any of the insurance policies listed on Section 3.18 of the Disclosure Schedule, unless substantially concurrently with such termination or cancellation, a replacement policy providing coverage at least equal to the coverage under the terminated or canceled insurance policy is in full force and effect;

(v) except as required (A) to comply with applicable Law, (B) to maintain qualification under Section 401(a) of the Code, or (C) under the provisions of any Employee Benefit Plan, adopt, amend, modify, terminate, or make any contributions to any Employee Benefit Plan;

(vi) (A) change or amend the Organizational Documents of the Company or any of its Subsidiaries, (B) adopt or enter into a plan of complete or partial liquidation, dissolution or other reorganization of the Company or its Subsidiaries or (C) split, combine or reclassify the capital stock or other equity interests of the Company and its Subsidiaries;

(vii) issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than pursuant to this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;

(viii) (A) redeem, repurchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or (B) set aside, make, declare or pay (commit to pay) any (1) non-cash dividend or any other non-cash distribution or (2) cash dividend or other cash distribution payable after the Closing, in each case, to any Person other than the Company or one or more of its Subsidiaries on or prior to the Closing Date, other than cash dividends or other cash distributions to the extent such cash dividends or cash distributions are made for the purpose of reducing the amount of Closing Company Cash;

(ix) (A) other than the acquisition of inventory in the Ordinary Course, acquire, or agree to acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or a substantial portion of any equity securities of, or by any other manner, any business or any Person or (B) enter into any new line of business outside of the existing Business;

(x) make any material loans or material advances to any Person (other than a Subsidiary);

(xi) enter into, renew or amend any transaction with any Affiliate not dealing at arm’s length with the Company or any of its Subsidiaries;

(xii) (A) commence any Action (other than as a result of an Action commenced against the Company or any of its Subsidiaries) or (B) discharge or settle any pending or threatened Action for amounts in excess of $250,000 individually and $1,000,000 in the aggregate (in each case, net of insurance recoveries), other than settlements that only involve the payment of money damages (without any admission of Liability or other adverse consequences or operating restrictions on the Company and its Subsidiaries, Buyer or their Affiliates) that will be paid prior to the Closing Date;

(xiii) incur, create, assume or guarantee any Company Indebtedness other than any such Company Indebtedness between the Company and its Subsidiaries to the extent eliminated in consolidation;

(xiv) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(xv) make any capital expenditures or authorization or commitment with respect thereto or commitments therefor, except in the Ordinary Course and in an aggregate amount less than $100,000;

(xvi) effect any recapitalization, reclassification or like change in the capitalization of the Subsidiaries;

(xvii) cancel any debts owed to the Company or its Subsidiaries, or waive any claims or rights in favor of the Company or its Subsidiaries, except for cancellations made or waivers granted in the Ordinary Course which, in the aggregate, are not material;

(xviii) mortgage, pledge or subject to any Lien (other than Permitted Liens) any portion of the assets of the Company or its Subsidiaries;

(xix) (A) make, change or revoke any material Tax election (including any entity classification election), (B) file any amended Tax Return, (C) change any material Tax accounting periods or methods, (D) enter into any settlement or compromise of any material Tax claim, notice, audit report or assessment, (E) enter into or amend any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or other material agreement with any Taxing Authority, (F) consent to any waiver or extension of any applicable statute of limitations with respect to Taxes, (G) enter into any agreement to surrender or relinquish any material claim for a refund of Taxes, (H) enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclose information to a Taxing Authority with respect to any material Taxes, (I) receive, make or request any Tax ruling, (J) enter into any Tax sharing, indemnification, allocation or similar Contract or arrangement (other than any agreement or arrangement entered into in the ordinary course of business and not primarily concerning Taxes and any agreement to which only the Company or its Subsidiaries are parties), (K) enter into any installment sale or open transaction disposition or receive any prepaid amount outside the Ordinary Course or (L) file any material Tax Return (including an amended Tax Return) in a manner that is inconsistent with the past practice of the Company and its Subsidiaries; or

(xx) enter into a Contract, or otherwise agree or commit, to take any of the foregoing actions.

(c) Nothing in this Section 5.1 is intended to result in Seller, the Company or any of its Subsidiaries ceding control to Buyer of the right to control or direct the operations of the Company and its Subsidiaries prior to the Closing.

5.2 Appropriate Actions.

(a) General. Each Party shall use reasonable best efforts to take all action necessary to cause the satisfaction, but not waiver, of the closing conditions set forth in Article VI and consummate the transactions contemplated by this Agreement as soon as possible after the execution of this Agreement.

(b) Third Parties and Governmental Authorities Notice and Consent. Without in any way limiting the Parties’ respective obligations under Section 5.5, each Party shall use reasonable best efforts to obtain, as soon as possible after the execution of this Agreement, any and all consents, approvals and authorizations of Governmental Authorities or other Persons required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations; provided, however, that none of the Company, any Subsidiary or Seller shall be required to expend, or cause expenditure of, any funds in excess of normal and usual administrative and processing fees, if any, to obtain any consents, approvals or authorizations of Governmental Authorities or other Persons.

5.3 Confidentiality. The Parties acknowledge that the terms and conditions of this Agreement and each of the Ancillary Agreements (including all drafts thereof) and the information being exchanged in connection with the transactions described herein are subject to the terms and conditions of the Confidentiality Agreement, the terms of which are incorporated herein by reference, provided that in no event shall this Section 5.3 be deemed or construed to prohibit the Parties from making any disclosure: (a) to any of the Party’s accountants, attorneys or other advisors; (b) in connection with summary information about the financial condition of the Parties or any Affiliate of the Parties; or (c) to any of the Party’s Affiliates, financing sources, equityholders, current or potential investors or other agents; provided, however, that in the case of any disclosures made pursuant to clauses (a) through (c), the recipient is informed of any confidential nature of such information. The Parties agree that, if the Closing occurs, the Confidentiality Agreement shall automatically terminate effective upon the Closing.

5.4 Due Diligence Access. During the Interim Period, upon reasonable advance notice from Buyer, Seller shall, and shall cause the Company and its Subsidiaries to, afford Buyer and its Representatives reasonable access, during regular business hours, to management-level personnel, offices, properties, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries and for preparing for the operation of the Business following the Closing; provided, however, that such access shall not unreasonably interfere with the conduct of the Business and that none of Buyer or its Representatives shall be authorized to conduct any environmental sampling or testing. Notwithstanding anything to the contrary set forth in this Agreement, none of Seller, the Company or any of its Subsidiaries, any of Seller’s Affiliates or any of its or their Representatives shall be required to disclose to Buyer or any of its Representatives any information if doing so, in the reasonable judgment of Seller’s legal counsel, would reasonably be expected to: (a) violate any Contract, applicable Law or other obligation of confidentiality to which Seller, the Company or any of its Subsidiaries, or any of Seller’s Affiliates is a party or is subject or result in a loss of the ability to successfully assert a claim of privilege (including without limitation, the attorney-client and work product privileges), or (b) cause competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated; provided, that in each case, Seller shall, and shall cause the Company and its Subsidiaries and their respective Representatives to, use reasonable best efforts to make alternative arrangements to provide Buyer with disclosure of such information (or as much of it as possible) in a manner that does not violate any such Contract, applicable Law or other obligation of confidentiality, result in loss of privilege or cause such competitive harm.

5.5 Regulatory Matters.

(a) In furtherance and not in limitation of the terms of Section 5.2(b), each Party shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.

(b) Buyer shall use reasonable best efforts to obtain, and Seller shall, and shall cause the Company and its Subsidiaries to, use reasonable best efforts to obtain, all such authorizations, approvals, and consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement. Without prejudice to the foregoing, to the extent not completed prior to the date hereof, the Parties shall make, or cause to be made, all filings required of each of them or any of their respective Affiliates under the HSR Act or other

Antitrust Laws with respect to the transactions contemplated by this Agreement within three (3) days after the date of this Agreement, and Buyer shall pay all filing fees, application fees or other fees of the applicable Governmental Authority associated with the HSR Act filing and any filings under other Antitrust Laws. Each Party shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any other requesting Governmental Authority any additional information reasonably requested pursuant to the HSR Act or other Antitrust Laws in connection with such filings. The Parties will notify each other promptly of any material oral communication with, and provide copies of substantive written communications with, any Governmental Authority in connection with any filings made pursuant to this Section 5.5(b). Each Party shall cooperate reasonably with the other Parties in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or any other Governmental Authority under any Antitrust Laws with respect to any such filing. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Parties reasonable advance notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in any meetings or discussions, either in person or by video or telephone. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney client privilege), each Party shall consult and cooperate with the other Parties, and the Parties shall consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Without the other Party’s consent, no Party will: (i) agree to stay, toll or extend the waiting period under the HSR Act with respect to the transactions contemplated herein or hereby, (ii) withdraw and thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable Laws or (iii) enter into timing or similar agreements with any Governmental Authority. Each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 5.5(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c) Buyer agrees to cooperate in good faith with Governmental Authorities and use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act and any other Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). If any Action is threatened or instituted by any Governmental Authority challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, Buyer shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such Action, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any assets or businesses of the Company or its Subsidiaries or controlled Affiliates or of Buyer or its Subsidiaries or controlled Affiliates, and (ii) otherwise taking or committing to take any actions that, after the Closing Date, would limit the freedom of Buyer, the Company or their Subsidiaries’ or controlled Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to effect the satisfaction of the conditions to the transactions contemplated by this Agreement set forth in Article VI prior to the Outside Date and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date; provided, however, notwithstanding anything to the contrary contained in this Agreement, neither this Section 5.5(c) nor the “reasonable best efforts” standard shall require, or be construed to require, Buyer or its Subsidiaries or the Company or its Subsidiaries to (A) propose, offer, negotiate, consent to, commit to, agree to, or take or effect any action that, individually or taken as a whole with any other action, would reasonably be expected to have a material adverse effect on the business, financial condition, assets or operations of Buyer or its Subsidiaries or the Company or its Subsidiaries following the Closing Date or (B) to contest, resist, defend, litigate on the merits or appeal, any action, including any litigation by a private party, that is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Law or seeking to delay, restrain, prohibit or prevent the consummation of the transactions contemplated by this Agreement, including through the issuance of a final, non-appealable Order or other Law; provided further that that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Order, requirement, condition, understanding or agreement of or with a Governmental Authority to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such Order, requirement, condition, understanding or agreement is binding on the Company only in the event that the Closing occurs. In addition, Buyer shall not, and shall not permit any of its Affiliates to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (1) obtain the expiration and termination of the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement; (2) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (3) obtain all authorizations, consent orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement, without the prior written consent of Seller, which shall not be unreasonably withheld.

5.6 Contact with Business Relations. During the Interim Period, Buyer and its Representatives shall contact and communicate with the employees (other than the individuals set forth on Section 5.6 of the Disclosure Schedule), customers, suppliers, distributors, lessees, lessors, licensees, licensors and other material business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with, and prior written approval (email to suffice, with such approval not to be unreasonably withheld, conditioned or delayed) of Seller.

5.7 Exclusive Dealing. During the Interim Period, Seller shall not, and shall cause the Company and its Subsidiaries and any of its and their Affiliates, officers, directors, employees and Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage, facilitate, support, entertain or induce the making of any inquiries, proposals or offers from, (b) knowingly engage in, participate in, maintain or continue communications, discuss or negotiate with, or provide any nonpublic information to, or (c) enter into any letter of intent or any other non-binding or binding agreement with, in each case, any Person (other than Buyer) relating to any transaction involving the Company or its Subsidiaries however structured, including the sale of a material portion of the assets of the Company or its Subsidiaries (other than sales of inventory in the Ordinary Course), or the sale of any Equity Securities of the Company or its Subsidiaries, or any merger, consolidation, or similar transaction involving the Company or its Subsidiaries. Seller shall, and shall cause the Company and its Subsidiaries and any of its and their Affiliates, officers, directors, employees and Representatives to, use reasonable best efforts to assign to Buyer as of the Closing all of Seller’s, the Company’s and its Subsidiaries’ and each of their Affiliates’ rights, including with respect to confidential information of the Company and its Subsidiaries and rights to enforce any covenants restricting the solicitation of employees of the Company and its Subsidiaries or any similar obligations of third parties, under any confidentiality agreement, non-disclosure agreement or similar arrangement entered into with a third party in connection with a possible acquisition transaction or acquisition proposal involving the Company and its Subsidiaries. Following the execution of this Agreement, (i) Seller shall, and shall cause the Company and its and their respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted or that may be ongoing before the date of this Agreement with any Person or its Representatives with respect to any alternative transaction of the type described herein and (ii) promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives, including any access granted to the Data Room.

5.8 Termination of Certain Agreements. Prior to the Closing, Seller shall, and shall cause the Company and its Subsidiaries to, take all actions necessary to cause the Contracts listed on Section 5.8 of the Disclosure Schedule (the “Terminated Contracts”) to be terminated without any further force and effect, and there shall be no further Liabilities of any of the relevant parties or their Affiliates (including, with respect to the Company and its Subsidiaries following the Closing, Buyer or any of its Affiliates) thereunder following the Closing.

5.9 Data Room Documentation. Within five (5) Business Days following the date of this Agreement, Seller shall, at its sole expense, deliver to Buyer five copies of the Data Room as in effect on such date on a suitable electronic medium, set forth in the same order and manner as such documents are set forth therein.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) No Order. There shall not be in effect on the Closing Date any Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by this Agreement.

(b) Regulatory Approvals / HSR Act. The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or otherwise been terminated.

6.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a) Seller’s Representations and Warranties.

(i) The representations and warranties of Seller set forth in Section 3.2 (Capitalization; Title to Shares) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though then made.

(ii) The representations and warranties of Seller set forth in Section 3.1 (Organization; Good Standing), Section 3.3 (Power and Authority), clauses (i) and (ii) of Section 3.4(b) (Consents and Approvals; No Violation), and Section 3.5 (Brokers’ Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (in each case, without giving effect to any materiality, Material Adverse Effect, or similar qualification contained in such representations and warranties) (other than those representations and warranties that address matters as of any other particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(iii) All other representations and warranties of Seller set forth in Article III of this Agreement (other than those addressed in clauses (i) and (ii) above) (in each case, without giving effect to any materiality, Material Adverse Effect, or similar qualification contained in such representations and warranties) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (other than those representations and warranties that address matters as of any other particular date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect.

(b) Performance by Seller. Seller shall have performed and complied in all material respects with all of their covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) Bring-Down Certificate. Buyer shall have received a certificate dated as of the Closing Date and duly executed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(e) have been satisfied.

(d) Closing Deliveries. The items and documents to be delivered by Seller pursuant to Section 2.7(a) shall have been delivered (or tendered subject only to the Closing) to Buyer.

(e) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Material Adverse Effect.

If the Closing occurs, all closing conditions set forth in this Section 6.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer. In no event shall the receipt of, or the availability of, any funds to be provided as part of the Financing or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

6.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a) Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Article IV of this Agreement (in each case, without giving effect to any materiality or similar qualification in the representations and warranties) shall be true and correct as of date of this Agreement and the Closing Date as though then made (other than those representations and warranties that address matters as of any other particular date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to: (i) prevent or materially impede or delay the consummation by Buyer of the transactions contemplated by this Agreement; or (ii) have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) Bring-Down Certificate. Seller shall have received a certificate dated as of the Closing Date and duly executed by a duly authorized officer of Buyer certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Closing Deliveries. The items and documents to be delivered by Buyer pursuant to Section 2.7(b) shall have been delivered (or tendered subject only to the Closing) to Seller.

If the Closing occurs, all closing conditions set forth in this Section 6.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller.

ARTICLE VII

GENERAL COVENANTS

7.1 Books and Records; Access. Following the Closing, Buyer shall, and shall cause the Company and each of its Subsidiaries to, provide Seller and its Affiliates and their respective Representatives with reasonable access, during normal business hours and upon reasonable advance notice and in a manner as to not interfere with the normal business operations of Buyer or the Company and its Subsidiaries, to and/or copies of all documents, books, records, agreements, and financial data of any sort (collectively, “Books and Records”) relating to the Company and its Subsidiaries and the Business, solely to the extent such access is reasonably required by Seller in connection with matters relating to or affected by the operations of the Company and its Subsidiaries and the Business prior to the Closing Date. Unless otherwise consented to in writing by Seller (in respect of the Company and its Subsidiaries), Buyer shall not, and shall cause the Company and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the Books and Records of the Company or any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such Books and Records or any portion thereof which Buyer or any of its Affiliates may intend to destroy, alter or dispose of.

7.2 Post-Closing Employment.

(a) Buyer shall use commercially reasonable efforts to take, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to take, all reasonable actions required so that each individual who is employed by the Company or any of its Subsidiaries as of the Closing (including employees on vacation, leave of absence, or short or long-term disability) and who continue their employment with the Company or any of its Subsidiaries following the Closing (each, a “Post-Transaction Employee”) shall receive service credit for all purposes, under any employee benefit plans and arrangements in which they participate following the Closing (except for purposes of (i) participation in and benefits accrual under any defined benefit pension plan, (ii) participation in and benefits accrual under any non-contributory retirement benefit plan other than an employee stock ownership plan, (iii) nonqualified deferred compensation plan, (iv) benefits accrual under any employee stock ownership plan, or (v) to the extent that it would result in a duplication of benefits with respect to the same period of services). To the extent that Buyer, the Company or any of its Subsidiaries modifies any coverage or benefit plans under which the Post-Transaction Employees participate, Buyer, the Company or the applicable Subsidiary shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs (except to the extent that such conditions, requirements, exclusions or waiting periods would apply under the existing plans in which such Post-Transaction Employees participate, absent any change in the employee benefit plan).

(b) Buyer acknowledges, agrees and understands that the Company 401(k) Plan is, or shall be prior to the Closing, an Excluded Business Benefit Plan, and Seller agrees to take all actions necessary to ensure that the Company 401(k) Plan is not sponsored by the Company prior to the Closing. Buyer shall, subject to applicable Law and the terms of any Code Section 401(k) arrangement sponsored or maintained by Buyer or any such Subsidiary or Affiliate (each, a “Buyer 401(k) Plan”), permit each Post-Transaction Employee participating in such a terminated Company 401(k) Plan as of immediately prior to the Closing Date to elect to voluntarily rollover his or her account balances in such Company 401(k) Plan (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) to an applicable Buyer 401(k) Plan, in each case in accordance with the terms of, and to the extent permissible under, the applicable Company 401(k) Plan and Buyer 401(k) Plan. Seller shall cooperate with Buyer in connection with effectuating any such rollovers, including by exchanging any necessary participant records or engaging any recordkeepers, administrators, providers, insurers, or other third parties.

(c) Nothing in this Agreement is intended to amend any Company Benefit Plan or affect Buyer’s, the Company’s or any Subsidiary’s right to amend or terminate any Company Benefit Plan pursuant to the terms of such Company Benefit Plan. No provision of this Agreement will create any third-party beneficiary rights in any Post-Transaction Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Post-Transaction Employee or under any benefit plan which Buyer or the Company may maintain.

(d) Seller acknowledges and agrees that Buyer and its Subsidiaries and Affiliates shall have no obligation to provide to any individual whose employment in connection with the Business with the Company or any of its Subsidiaries is terminated on or prior to the Closing Date continuation coverage under the COBRA or any state health care continuation coverage law with respect to any such individual who either prior to, on or after the Closing Date was covered under any group health plan contributed to or maintained by Seller or any ERISA Affiliate and that Seller shall be solely responsible for compliance with all such continuation coverage requirements with respect to such individuals.

(e) This Section 7.2 shall survive the Closing, and shall be binding on all successors and assigns of Buyer, the Company and its Subsidiaries. Nothing in this Section 7.2, shall be construed to grant any rights, as a third-party beneficiary or otherwise, to any Person who is not a party to this Agreement, including any right to continued employment with the Company, its Subsidiaries, or Buyer, or to interfere with the right of the Company, its Subsidiaries, or Buyer to terminate the employment of any individual at any time for any reason, and nothing herein shall be deemed to be an adoption of, or an amendment to, any employee benefit plan of the Company or any of its Subsidiaries, Buyer or any of their respective Affiliates.

7.3 Section 280G. To the extent any payment or benefit provided in connection with the transactions contemplated herein is determined by the Parties to constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code), Seller shall cause the Company to (a) no later than five (5) Business Days prior to the Closing Date, solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who would otherwise receive any such “parachute payment” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than three (3) Business Days prior to the Closing Date, with respect to each individual who agrees to the waivers described in clause (a) submit to a vote of the stockholders of the Company (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Seller shall cause the Company to provide drafts of such waivers and approval materials to Buyer for reasonable review and comment.

7.4 Director and Officer Liability and Indemnification.

(a) From and after the Effective Time through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company and its Subsidiaries to indemnify, defend and hold harmless and provide exculpation to, all current and former directors and officers, of the Company and its Subsidiaries (the “D&O Indemnified Persons”) against any claims, losses, Liabilities, damages and judgments incurred in connection with any Action, arising out of or pertaining to matters existing or occurring at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby and the consummation of the transactions contemplated hereby), in each case in such D&O Indemnified Persons’ capacities as an officer or director of the Company and its Subsidiaries whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or the applicable Subsidiary of the Company, as the case may be, would have been permitted, under any indemnification agreement between the Company (or its Subsidiaries) and the relevant D&O Indemnified Person in existence as of the date hereof and made available to Buyer prior to the date of this Agreement as set forth on Section 7.4(a) of the Disclosure Schedule (“Indemnification Agreement”) or the Organizational Documents of the Company and the applicable Subsidiary as in effect as of the date hereof. Buyer shall not, and shall cause the Company and its Subsidiaries not to, amend, repeal or modify any provision of any Indemnification Agreement or any provision in the Company’s or any of its Subsidiaries’ Organizational Documents, in each case in an adverse manner to any D&O Indemnified Person. Buyer shall cause the advancement of expenses to any D&O Indemnified Person solely to the extent the Person to whom expenses are advanced provides an undertaking to repay such expenses to the extent required by an Organizational Documents of the Company or any of its Subsidiaries or any such indemnification agreement existing on the date hereof.

(b) At the Closing, Seller shall, or shall cause the Company and its Subsidiaries (at Seller’s sole cost and expense) to, obtain and fully pay for irrevocable “tail” directors’ and officers’ insurance policies (“Tail Policies”) naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with an A++ or AAA credit rating with respect to directors’ and officers’ liability insurance in an amount and scope reasonable and customary for companies that are engaged in business similar to that of the Company and its Subsidiaries, and in any event in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Closing. From and after the Closing, Buyer will (or will cause the Company and each of its Subsidiaries to) maintain the Tail Policies and continue to honor its obligations under any such Tail Policies, and will not cancel (or permit to be canceled) or take (or cause to be taken) any action or allow any omission that would reasonably be expected to result in the cancellation or modification thereof. Prior to the Closing, Seller shall provide Buyer with reasonable satisfactory evidence that all premiums and other costs for the Tail Policies have been fully paid by or on behalf of the Company and its Subsidiaries and that such coverage is in full force and effect as of the Closing.

(c) The Tail Policies shall be primary and the source of indemnification of first resort with respect to all Liabilities for which indemnification may also be available under the Organizational Documents of the Company and its Subsidiaries or in any indemnification agreement between the Company (or its Subsidiaries) and the relevant D&O Indemnified Persons, in connection with any obligation of Buyer, the Company and its Subsidiaries pursuant to this Section 7.4. Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company and its Subsidiaries or in any Indemnification Agreement, none of Buyer, the Company or any of its Subsidiaries shall have any obligation to indemnify or advance expenses to any D&O Indemnified Person with respect to any Action initiated by Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) against such D&O Indemnified Person.

(d) Prior to the date of this Agreement, Seller and its Affiliates have maintained certain occurrence-based insurance policies, including those occurrence-based insurance policies identified as such on Section 3.18 of the Disclosure Schedule (the “Retained Occurrence-Based Insurance Policies”) for the benefit of the Company and its Subsidiaries with respect to acts, omissions, occurrences, facts, or circumstances existing or occurring on or prior to Closing Date (those of the foregoing for which and to the extent the Company and its Subsidiaries may be entitled to such coverage, whether known or unknown, the “Pre-Closing Occurrences”). With respect to such Pre-Closing Occurrences, from and after the Closing and until the expiration of the applicable statute of limitations with respect to such Pre-Closing Occurrences (i) upon Buyer’s written request, to the extent the Company and its Subsidiaries are not able to directly submit claims under the Retained Occurrence-Based Insurance Policies with respect to any Pre-Closing Occurrences, Seller will, and will cause its Affiliates to, at Buyer’s sole cost and expense, submit claims for any Pre-Closing Occurrences to the applicable insurers under any applicable Retained Occurrence-Based Insurance Policies; provided, that Buyer shall promptly give Seller notice in writing of any events or circumstances in respect of which Buyer has requested Seller to make a claim pursuant to this Section 7.4(d), and (iii) Seller and Buyer and their respective Affiliates shall reasonably cooperate with each other and take such actions, at Buyer’s sole cost and expense, as may be reasonably necessary in submitting such claims or requested by the insurer in order for the Company and its Subsidiaries to seek insurance proceeds with respect to such Pre-Closing Occurrences. For the avoidance of doubt, such cooperation shall include (A) making available relevant documentation and personnel, (B) participating in meetings with representatives of the potential insurers, and (C) permitting insurers or potential insurers access to other diligence materials reasonably requested. Notwithstanding the foregoing, Buyer shall be liable for all uninsured or uncovered amounts for such claims (including any applicable deductibles that are not covered by any insurance policies of Seller or its Affiliates). If Seller or its Affiliates receive any proceeds of any claims with respect to any Pre-Closing Occurrences, Seller or its Affiliates will promptly transfer such proceeds to Buyer, net of collection and other related, reasonable and documented costs of Seller or any of its Affiliates.

7.5 R&W Policy. Buyer will use reasonable best efforts to fulfill all contingencies or conditions included in the R&W Policy as a condition to its remaining bound and effective following the date hereof and will otherwise ensure that the R&W Policy remains bound and effective during the Interim Period. Buyer shall not (and shall cause its Affiliates not to) obtain any insurance policy (including in any declarations, riders or amendments thereto), including the R&W Policy, which (a) grants the insurer or any other Person any right of subrogation against Seller (other than with respect to Fraud) or any other Seller Person, or (b) requires any Buyer Party to make or bring any proceeding against any Seller Person arising out of or related to this Agreement or the transactions contemplated by this Agreement. Buyer may not amend, terminate or modify the subrogation provisions of the R&W Policy without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). Buyer agrees to pay the total premium for the R&W Policy in accordance with the terms of the R&W Policy and to be responsible for all fees, costs and expenses of the R&W Policy.

7.6 Post-Closing Confidentiality.

(a) Seller acknowledges that during the course of its affiliation with the Company and its Subsidiaries, it has produced and had access to confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning the Company and its Subsidiaries, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information (collectively, “Company Confidential Information”). For a period of three (3) years following the Closing Date, except as is reasonably required in connection with the performance of any duties as an employee or independent contractor of Buyer or its Affiliates (including the Company and its Subsidiaries), Seller shall, and shall cause it Representatives, officers, directors, employees, agents, managers and Affiliates to, hold in confidence any Company Confidential Information, except that Seller shall not have any obligation under this Section 7.6 with respect to any Company Confidential Information that: (i) after the date of this Agreement becomes generally available to the public other than through a breach by Seller of its obligations under this Section 7.6 or (ii) is provided to Seller or any other Seller Person by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer or any of its Affiliates (including post-Closing the Company and its Subsidiaries).

(b) Notwithstanding the foregoing, Seller shall not be in breach of this Section 7.6 as a result of any disclosure of Company Confidential Information that is required by applicable Law or that is required by any Governmental Authority or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over Seller; provided, however, that Seller shall give advance written notice of such compelled disclosure to Buyer, and shall cooperate with Buyer in connection with any efforts to prevent or limit the scope of such disclosure; and provided further that Seller shall disclose only that portion of such Company Confidential Information which Seller is advised by its counsel is legally required to be disclosed.

7.7 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Parties acknowledge and agree that (i) the value of the Business is dependent upon the particular method in which Seller and the Company and its Subsidiaries have conducted the Business and the contacts of the Company and its Subsidiaries with its customers, suppliers, employees and other business relationships, (ii) Buyer’s specific intent is to conduct the Business after the Closing and a substantial portion of the value of the Business is the goodwill that Seller and the Company and its Subsidiaries have established, and (iii) the covenants set forth in this Section 7.7 are necessary to enable Buyer and the Company and its Subsidiaries to retain the goodwill of the Business after the Closing that was based on the efforts of Seller and the Company and its Subsidiaries prior to the Closing. Accordingly:

(i) Seller agrees that it will not, and will cause its controlled Affiliates not to, directly or indirectly for the period beginning on the Closing Date and ending on the five (5)-year anniversary of the Closing Date, (A) engage in or have any interest (financial or otherwise, including providing financing for, investing in or lending to) in, or serve in any capacity of management, control or other participation (such as owner, equity holder, investor, partner, manager, principal, agent, trustee, independent contractor, consultant, partner or otherwise) with, any Person which competes, or seeks to compete, with the Business anywhere in North America or (B) solicit, entice, induce, knowingly encourage, facilitate, divert or appropriate any current or known prospective customer, supplier or distributor engaged in a relationship with the Company and its Subsidiaries to (1) terminate or adversely alter its relationship, business or patronage with the Company and its Subsidiaries or (2) materially interfere with any Person’s relationship with the Company and its Subsidiaries; provided, however, that, Seller’s post-Closing ownership and operation of the Excluded Business in substantially the same manner as owned and operated as of the Closing Date and as may evolve following the Closing Date without breach of this Section 7.7(a)(i) shall not be deemed a breach of this Section 7.7(a)(i); provided, further, for the avoidance of doubt, in no event shall the foregoing be deemed or construed to restrict, limit or otherwise apply to any investment, acquisition, or other activity by Platinum Equity Advisors, LLC or any of its Affiliates other than Seller and its Subsidiaries (including managed investment funds and the portfolio investments of such funds), whether directly or indirectly;

(ii) Seller agrees that it will not, and will cause its Affiliates not to, directly or indirectly, for the period beginning on the Closing Date and ending on the two (2)-year anniversary of the Closing Date, solicit, hire, engage, or retain (or arrange to have any other Person do so) or otherwise participate in the employment, engagement, or retention of any individual who is or has been at any time during the year prior to the date of this Agreement a Company Service Provider subject to clause (B) of the following proviso, or in any other way interfere with any such Company Service Provider’s relationship with the Company and its Subsidiaries; provided, that (A) general solicitations for employment that are not directed to such employees, and the hiring, engaging or retaining of individuals who respond to such solicitations and (B) the solicitation or hiring of any Company Service Provider that has not been employed, engaged, or affiliated with the Company or its Affiliates for at least nine (9) months since the effective date of such termination shall each be permitted; and

(iii) Buyer agrees that it will not, and will cause its Affiliates not to, directly or indirectly for the period beginning on the Closing Date and ending on the two (2)-year anniversary of the Closing Date, solicit, hire, engage, or retain (or arrange to have any other Person do so) or otherwise participate in the employment, engagement, or retention of any individual who is identified on Section 7.7(a)(iii) of the Disclosure Schedule subject to clause (B) of the following proviso, or in any other way interfere with any such employee’s relationship with the Excluded Business; provided, that (A) general solicitations for employment that are not directed to such employees, and the hiring, engaging or retaining of individuals who respond to such solicitations and (B) the solicitation or hiring of any individual who is identified on Section 7.7(a)(iii) of the Disclosure Schedule that has not been employed, engaged, or affiliated with the Excluded Business or its Affiliates for at least nine (9) months since the effective date of such termination shall each be permitted;

(b) Seller shall not, nor shall it permit its Affiliates to, at any time, disparage in any material respect the Business, the Company, the Company’s Subsidiaries or any of their respective Affiliates or any of their respective officers, managers, members, directors or employees or the reputation of any of the foregoing Persons.

(c) Buyer shall not, nor shall it permit its Affiliates to, at any time, disparage in any material respect Seller, the Excluded Business, Platinum Equity Advisors, LLC or any of their respective Affiliates (including managed investment funds) or any of their respective officers, managers, members, directors or employees or the reputation of any of the foregoing Persons.

(d) In the event of a breach of the obligations hereunder by Seller or its Affiliates, Buyer, in addition to all other available remedies, will be entitled to seek injunctive relief to enforce the provisions of this Section 7.7 in any court of competent jurisdiction. Seller agrees that Buyer will be entitled to a preliminary or permanent restraining order or other injunction upon demonstrating to the satisfaction of such court actual or threatened breach of any of the provisions of this Section 7.7, without proving any actual damage sustained by Seller or its Affiliates and without the necessity of posting bond or other security. Any such relief shall not preclude Buyer Party seeking any other relief at law or equity with respect to any such Action.

(e) It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 7.7 are held to cover a geographic area, a range of activities or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a Governmental Authority of competent jurisdiction shall construe and interpret or reform this Section 7.7 to provide for a covenant having the maximum enforceable geographic area, range of activities, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

(f) Seller has consulted with legal counsel regarding the provisions set forth in this Section 7.7 and based on such consultation has determined and hereby acknowledges that such provisions are reasonable in terms of duration, scope and areas restrictions and are necessary to protect the goodwill of the Company, its Subsidiaries and the Business and the substantial investment in the Business, the Company and its Subsidiaries made by Buyer. Seller further agrees that it will not challenge the reasonableness of the duration, scope and area restrictions in any Action with respect to the covenants set forth in this Section 7.7, regardless of who initiates such Action.

7.8 Public Announcements. The Parties agree that no press release or public announcement related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be issued or made by any Party without the joint written approval of Buyer and Seller, which approval shall not be unreasonably withheld, unless required by: (a) applicable Law; (b) the rules and regulations of, or pursuant to any agreement of, a stock exchange; or (c) by Order of a Governmental Authority; provided, however, that Seller and Buyer shall have the right to review and comment (with such comments being considered in good faith by the disclosing Party) on such press release, announcement or communication prior to issuance, distribution or publication only if such press release or public announcement not required by applicable Law or Order of a Governmental Authority. Notwithstanding anything to the contrary in this Section 7.8 or elsewhere in this Agreement, the Parties shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby: (i) to Representatives of the Parties or their Affiliates; (ii) in connection with requesting, obtaining or submitting, as applicable, any notices, filings, authorizations, consents or approvals required in connection with the execution, delivery and performance by the Parties of this Agreement or any of the Ancillary Agreements to which the Parties are a party or the consummation of the transactions contemplated hereby and thereby; or (iii) (A) in connection with summary information about the financial condition of the Parties or any Affiliate of the Parties; or (B) to any of its financing sources, equityholders, existing or potential investors or other agents; provided, however, that in the case of any disclosures made pursuant to clause (i), (ii) or (iii)(B) of this sentence, the recipient is informed of the confidential nature of such information. Notwithstanding anything in this Section 7.8 to the contrary, Seller acknowledges that the parent of Buyer is a publicly listed entity and will be required to disclose as necessary any material information relating to the transactions contemplated hereby or the entry into this Agreement in accordance with applicable securities Laws, including filing this Agreement, to the extent necessary as determined by Buyer in its sole discretion.

7.9 Financing Cooperation. From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with its terms, Seller shall cause the Company, its Subsidiaries and Representatives to, at Buyer’s sole expense, provide any reasonable cooperation reasonably requested by Buyer in writing in connection with the arrangement, marketing, syndication and consummation of any debt or equity financing to finance the transactions contemplated by this Agreement, which may include the debt financing of all or a portion of the Purchase Price (each, a “Financing”) by such potential financing sources as may agree to provide such Financing (each, a “Potential Financing Source”), including Seller using its commercially reasonable efforts to do the following if so requested: (a) cause senior officers of Seller with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, sessions with the Potential Financing Sources, due diligence sessions or other similar presentations upon reasonable advance notice and at mutually agreeable times and locations (which may be virtual), in each case to the extent customarily required for the type of Financing contemplated; (b) reasonably assist with the preparation of appropriate and customary materials for bank information memoranda, lender presentations, rating agency presentations, marketing materials and similar documents reasonably required in connection with any contemplated Financing (including by executing customary authorization letters) and otherwise provide such readily available information regarding the Company as reasonably requested by Buyer in connection therewith; provided, that to the extent the Company is being asked to execute customary authorization letters with respect to such marketing materials, Buyer shall not distribute such marketing materials to any Potential Financing Sources or other parties without first providing the Company with the opportunity to review and comment on the portions of such marketing materials pertaining to the Company; (c) facilitate the pledging of collateral for any Financing as may be required; provided that no pledge shall be effective until the Closing; (d) furnish to Buyer any pertinent historical financial information regarding the Company that is readily available as may be reasonably requested by the Potential Financing Sources or that is reasonably requested by Buyer to prepare applicable projections, pro forma financial statements or pro forma adjustments (it being acknowledged and agreed that in no event shall the Company be required to provide projections, pro forma financial statements or pro forma adjustments related to any Financing); and (e) furnish to Buyer all documentation, certifications and information as is reasonably requested by Buyer that is required under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the Patriot Act and, if the borrower in respect of any Financing qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (as amended); provided, that such requested cooperation with respect to this Section 7.9 does not unreasonably or materially interfere with the ongoing operations of the Company or its Subsidiaries. The Parties agree that any information with respect to the prospects, projections and plans for the business and operations of the Company or its Subsidiaries in connection with any Financing will be the sole responsibility of Buyer, and none of the Company, its Subsidiaries or any of their respective Representatives shall be required to provide any information or make any presentations with respect to capital structure, the incurrence of any Financing or the manner in which Buyer intends to operate, or cause to be operated, the Business after the Closing. Nothing contained in this Section 7.9 or otherwise shall require the Company or its Subsidiaries, prior to the Closing, to be a borrower, an issuer, a guarantor or other obligor with respect to any Financing. Buyer shall indemnify and hold harmless the Company and its Subsidiaries and each of their respective Affiliates and Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with any Financing or any of their cooperation or assistance provided in accordance with this Section 7.9, except, in each case, to the extent arising from any such Person’s bad faith, gross negligence or willful misconduct, in each case, as determined in a non-appealable, final judgment of a court of competent jurisdiction. Buyer shall, from time to time, promptly reimburse Seller and the Company for all out-of-pocket costs reasonably incurred by the Company in connection with the any Financing and in connection with this Section 7.9. The Company hereby consents to the customary and reasonable use of all of its and its Subsidiaries’ logos, names and trademarks in connection with any Financing; provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Buyer acknowledges and agrees that the obtaining of the Financing from any Potential Financing Source is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Financing, subject to fulfillment or waiver of the conditions set forth in Article VI. In the event that all of the conditions in Article VI are satisfied or waived and all conditions to any Financing have been satisfied, Buyer shall cause the applicable Potential Financing Source to fund the Financing required to consummate the transactions contemplated hereby on the Closing Date. For purposes of this Section 7.9, Seller and its Affiliates shall not be required to pursue any litigation any Potential Financing Sources.

7.10 Reorganization. Seller shall, and shall cause its Affiliates to, use reasonable best efforts to promptly (and in any event prior to the Closing Date), diligently and in good faith effect the separation of the Business from the Excluded Business such that, as of the Closing, the assets, liabilities, operations and employees of the Business are distinct and separate from those of the Excluded Business and owned entirely by the Company and its Subsidiaries, and the other reorganization steps set forth on Section 7.10 of the Disclosure Schedule are completed (the “Reorganization”). Seller shall be solely responsible for all Liabilities arising out of or relating to the Reorganization or the Excluded Business, whether incurred prior to, on, or after the Closing Date.

7.11 Further Assurances; Additional Agreements.

(a) If, following the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of any other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.

(b) After the Closing, (i) Seller shall, and shall cause its Affiliates to, promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller or any of its Affiliates may receive in respect of any deposit, prepaid expense, bill for services or other item that solely constitutes an asset, right or benefit of the Company, any of its Subsidiaries, the Business or that relates to the Company, any of its Subsidiaries or the Business (net of any costs and expenses of collection, transfer or delivery incurred directly or indirectly by Seller), and (ii) Buyer shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property that any of them may receive in respect of any deposit, prepaid expense, bill for services or other item that solely constitutes an asset, right or benefit of Seller, any of its Subsidiaries, any of their respective commonly controlled Affiliates, the business and operations of any such Persons or that relates to Seller, any of its Subsidiaries, any of their respective commonly controlled Affiliates or the business and operations of any such Persons (net of any costs and expenses of collection, transfer or delivery incurred directly or indirectly by Buyer).

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; CERTAIN WAIVERS

8.1 Survival of Representations, Warranties and Covenants; Remedies.

(a) The representations and warranties of the Parties contained in this Agreement (whether or not contained in Article III or Article IV) or in any certificate or instrument delivered pursuant to this Agreement shall not survive the Closing. Each of the representations and warranties of the Parties set forth in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall terminate effective immediately as of the Closing. For the avoidance of doubt, nothing in this Section 8.1(a) is intended to limit the survival periods contained in the R&W Policy.

(b) The covenants and agreements of any Party set forth in this Agreement (including those in Article V) and in any certificate or instrument delivered pursuant to this Agreement to the extent contemplating or requiring performance by such Party prior to the Closing shall terminate effective immediately as of the Closing. All covenants and agreements set forth in this Agreement and in any certificate or instrument delivered pursuant to this Agreement which by their terms are to be performed, in whole or in part, or which prohibit actions, subsequent to the Closing, shall survive the Closing and shall continue in full force and effect until the last date on which such covenant or agreement is to be performed, and nothing in this Section 8.1 shall be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that Buyer shall also be liable for breach of any covenant or agreement requiring performance by Buyer, the Company or any of its Subsidiaries after the Closing, and that nothing herein shall limit or affect Buyer’s or any of its Affiliates’ liability for the failure to pay the Purchase Price (in whole or in part) or pay any other amounts (in whole or in part) as and when required by this Agreement).

(c) The sole and exclusive remedies prior to the Closing with respect to this Agreement and the transactions contemplated by this Agreement, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be limited to (i) terminating this Agreement pursuant to Article X, in which event the Parties will have the rights with respect thereto as provided for in Article X, and (ii) seeking specific performance pursuant to Section 11.16.

(d) The sole and exclusive remedies from and after the Closing with respect to this Agreement, the certificates or instruments delivered pursuant to this Agreement and the transactions contemplated by this Agreement, regardless of whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be limited to (i) claims for losses arising from a breach of a covenant set forth herein to be performed following the Closing, and (ii) seeking specific performance pursuant to Section 11.16. Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement will give rise to any right on the part of Buyer or its Affiliates, after the Closing, to rescind this Agreement or any of the transactions contemplated by this Agreement, and Buyer hereby waives any and all rights to pursue such remedy.

(e) Buyer acknowledges and agrees that Buyer and its Affiliates may not avoid the limitations on liability, recovery and recourse set forth in this Article VIII by (i) seeking damages for breach of contract, tort or otherwise, all of which are hereby irrevocably waived, or (ii) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party).

(f) For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in this Article VIII shall operate to prohibit or limit any claim based on Fraud.

8.2 Certain Waivers.

(a) Buyer (on behalf of itself and on behalf of its Affiliates (including the Company and its Subsidiaries from and after the Closing) and their respective Representatives, and each of their respective successors or permitted assigns (collectively, the “Buyer Parties”)) knowingly, irrevocably and expressly acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law (including under any Environmental Laws), any and all rights, claims and causes of action it may have against Seller or any Affiliates or Subsidiaries of Seller, and each of the foregoing’s respective Representatives, and each of their respective successors or permitted assigns (collectively, the “Seller Persons”) relating to the operation of the Company and its Subsidiaries and the Business at or prior to the Closing or relating to the subject matter or negotiation of this Agreement, any Ancillary Agreement or the Disclosure Schedules, and the transactions contemplated hereby and thereby shall be waived, provided, however, that the foregoing waiver shall not operate as a waiver of, and nothing herein shall release, impair, relinquish, acquit or diminish, any rights or claims of any Buyer Party against (i) the R&W Policy, (ii) any Seller Person in respect of a breach or non-performance by such Seller Person of any of its covenants and obligations under this Agreement or any Ancillary Agreement to be performed after the Closing, or (iii) any Seller Person in respect of Fraud.

(b) Seller (on behalf of itself and on behalf of its Affiliates and their respective Representatives, and each of their respective successors or permitted assigns (collectively, the “Seller Parties”)) knowingly, irrevocably and expressly acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Buyer or any Affiliates or Subsidiaries of Buyer (including the Company and its Subsidiaries), and each of the foregoing’s respective Representatives, and each of their respective successors or permitted assigns (collectively, the “Buyer Persons”) relating to the operation of the Company and its Subsidiaries and the Business at or prior to the Closing or relating to the subject matter or negotiation of this Agreement, any Ancillary Agreement, and the transactions contemplated hereby and thereby shall be waived, provided, however, that the foregoing waiver shall not operate as a waiver of , and nothing herein shall release, impair, relinquish, acquit or diminish, any rights or claims of any Seller Party against any Buyer Person in respect of (i) a breach or non-performance by such Buyer Person of any of its covenants and obligations under this Agreement or any Ancillary Agreement to be performed after the Closing, or (ii) Fraud.

(c) BUYER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) SUPERSEDE, REPLACE AND NULLIFY IN EVERY RESPECT THE DATA SET FORTH IN ANY OTHER DOCUMENT, MATERIAL OR STATEMENT, WHETHER WRITTEN OR VERBAL, MADE AVAILABLE TO BUYER OR ANY OF ITS REPRESENTATIVES.

(d) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, BUYER ACKNOWLEDGES AND AGREES THAT NONE OF SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OTHER PERSON, MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR VERBAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ITS OR THEIR BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED AND WHETHER ARISING PURSUANT TO APPLICABLE LAW OR OTHERWISE, ARE EXPRESSLY DISCLAIMED BY SELLER, THE COMPANY AND ITS SUBSIDIARIES. BUYER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER AND THE COMPANY AND ITS SUBSIDIARIES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III.

(e) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, SELLER ACKNOWLEDGES AND AGREES THAT NEITHER BUYER NOR ANY OTHER PERSON, MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR VERBAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER, OR ITS BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED AND WHETHER ARISING PURSUANT TO APPLICABLE LAW OR OTHERWISE, ARE EXPRESSLY DISCLAIMED BY BUYER. SELLER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) HERETOFORE FURNISHED TO SELLER AND ITS REPRESENTATIVES BY OR ON BEHALF OF BUYER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV.

(f) Each of Buyer and Seller acknowledges and agrees that the agreements contained in this Article VIII are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Article VIII, Buyer and Seller would not enter into this Agreement.

ARTICLE IX

TAX MATTERS

9.1 Cooperation on Tax Matters. Each of the Parties and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the requesting Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that no Party shall be required to provide to the other Party (a) any Tax Return of such Party or any of its Affiliates (other than the Company and its Subsidiaries) or (b) any Tax Return of a consolidated, combined, unitary or affiliated Tax group of which such Party is a member. The Parties shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 9.1. Notwithstanding anything to the contrary in this Agreement, each of the Parties shall retain all Tax Returns, work papers and all material records or other documents in its possession relating to Tax matters of the Company and its Subsidiaries for any Pre-Closing Tax Period until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, taking into account extensions or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 9.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax matter, or as otherwise is required to be disclosed in accordance with applicable Law.

9.2 Post-Closing Actions. Except as (a) provided in Section 9.3 or Section 9.2 of the Disclosure Schedule or (b) required by applicable Law, after the Closing and without first obtaining the prior written approval of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall not permit the Company or any of its Subsidiaries to): (i) file, or permit to be filed, or amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return that relates to a Tax period ending on or prior to the Closing Date; (ii) initiate any voluntary contact with any Governmental Authority or representative thereof with respect to, or settle with any Governmental Authority or representative thereof, any Tax liability of either the Company, any of its Subsidiaries with respect to any Tax period ending on or prior to the Closing Date; (iii) make any Tax election that has retroactive effect to any Tax period ending on or prior to the Closing Date; (iv) make any election under Section 338 or Section 336 of the Code (or any similar provision under state, local or non-U.S. Law) with respect to the acquisition of the Company and its Subsidiaries; or (v) settle or compromise any Tax audit, examination, or judicial or administrative proceeding that relates to the Taxes payable by the Company or any of its Subsidiaries for a Pre-Closing Tax Period, in each case, only if such action would be reasonably expected to: (A) increase the amount of Taxes payable by Seller or any of its direct or indirect equityholders, (B) decrease the Purchase Price, as finally determined pursuant to Section 2.4, prior to the time that the Purchase Price is finally determined, or (C) decrease the amount of any amounts payable to Seller pursuant to Section 9.6 and Section 9.7.

9.3 Tax Returns. Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company and its Subsidiaries that are first due after the Closing Date (taking into account any extensions of time to file such Tax Returns).

9.4 Transfer Taxes. Any Transfer Taxes shall be borne equally by Seller and Buyer. The Party that is required by applicable Law to prepare a Tax Return related to Transfer Taxes shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) any Tax Return relating to Transfer Taxes. If a Party (or any of its Affiliates) is required to pay any Transfer Taxes, the non-paying Party shall reimburse the paying Party for its share of such Transfer Taxes no fewer than two (2) days before the applicable Transfer Tax is due to the Taxing Authority (provided, in the case of Seller, Seller shall only be responsible to pay to Buyer the excess, if any, of (a) its share of the applicable Transfer Tax over (b) the portion of such Transfer Tax that was reflected in the calculation of Closing Company Transaction Expenses, as finally determined in accordance with Section 2.4). The Parties shall (i) reasonably cooperate in connection therewith (including in the execution and delivery of all instruments and certificates necessary to enable Buyer to comply with any such filing requirements) and (ii) use commercially reasonable efforts to reduce or eliminate any Transfer Taxes.

9.5 Allocation of Straddle Period Taxes. In the case of any Taxes that are payable with respect to a Straddle Period (other than Transfer Taxes, which shall be allocated in accordance with Section 9.4), the portion of any such Tax that is allocable to a Pre-Closing Tax Period shall be: (a) in the case of real property, personal property, and other Taxes imposed on a periodic basis with respect to the business or assets of the Company or any of its Subsidiaries, be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of all other Taxes, be deemed to be equal to the amount that would be payable if the Tax period ended on the Closing Date. Notwithstanding the foregoing, any transactions (and Taxes related thereto) not in the Ordinary Course that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 9.5, taking into account the type of Tax to which the refund relates. For purposes of this Section 9.5, any Transaction Tax Deductions will, to the maximum extent permitted by Law, be allocated to Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period).

9.6 Post-Closing Tax Savings. Buyer shall pay to Seller the amount of any cash Tax savings recognized by Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) in any taxable period ending (a) after the Closing Date and (b) on or before December 31, 2030 as a result of the utilization of any U.S. federal or state net operating loss carryforwards of the Company and its Subsidiaries arising in any Pre-Closing Tax Period, as determined immediately after the Closing Date and determined without regard to any election made by Buyer under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (or any corresponding provision of state, local or foreign Law) to ratably allocate items (such net operating loss carryforwards, “Pre-Closing NOLs” and such Tax savings, “Post-Closing Tax Savings”); provided, that the amount of Post-Closing Tax Savings that is otherwise payable to Seller under this Section 9.6 shall be reduced by any reasonable, out-of-pocket costs or expenses incurred by Buyer or any of its Affiliates in determining whether the Pre-Closing NOLs are available under appliable Tax Law to be utilized by Buyer or any of its Affiliates following the Closing (including, without limitation, any reasonable, out-of-pocket costs or expenses that are incurred in connection with the preparation of a transaction cost analysis study). The amount of any Post-Closing Tax Savings recognized by Buyer or any of its Affiliates shall be determined (i) on a with and without basis and (ii) assuming that Buyer or its Affiliate, as the case may be, recognize all other items of loss, deduction or credit and use all other net operating loss carryforwards and carrybacks and all other carryforwards, carrybacks and other Tax attributes, whether now existing or hereafter available, before recognizing any Pre-Closing NOLs. Buyer will pay over to Seller the amount of any Post-Closing Tax Savings to which Seller is entitled under this Section 9.6, less any reasonable, out-of-pocket costs or expenses incurred by Buyer or any of its Affiliates determining whether the Pre-Closing NOLs are available under appliable Law to be utilized by Buyer or any of its Affiliates following the Closing, within ten (10) Business Days of filing the Tax Return (but excluding an estimated Tax Return) upon which the Pre-Closing NOLs were actually utilized. If the utilization by Buyer or any its Affiliates of any Pre-Closing NOLs that previously gave rise to a payment under this Section 9.6 is subsequently reduced or disallowed, Seller shall promptly pay to Buyer an amount equal to the increase in the amount of Taxes payable by Buyer and its Affiliates as a result of such reduction or disallowance of such Pre-Closing NOLs.

9.7 Tax Refunds. Without duplication of amounts that are payable under Section 9.6, Buyer shall pay to Seller the amount of any Tax refunds (or credits received in lieu of Tax refunds) for any Pre-Closing Tax Period (which, for the avoidance of doubt, shall include any Tax refunds (or credits received in lieu thereof) resulting from an overpayment of Taxes for the portion of a Straddle Period ending on the Closing Date, as determined in accordance with the methodology set forth in Section 9.5) that (i) are set forth on Section 9.7 of the Disclosure Schedules, (ii) are received by Buyer or any of its Affiliates after the Closing, (iii) were not taken into account to reduce the Pre-Closing Income Tax Amount, in each case, as finally determined pursuant to

Section 2.4, (iv) do not arise out of, or relate to, the carryback of any deductions, losses, credits or other items from a Post-Closing Tax Period, (v) do not result from the payment, following the Closing, of any Taxes by Buyer or any of its Affiliates (except to the extent that such Taxes were accrued for in the Pre-Closing Income Tax Amount, in each case, as finally determined pursuant to Section 2.4) and (vi) are not required to be paid to another Person (other than Buyer or one of its Affiliates) pursuant to a contract or agreement that was in existence at the Closing (each, a “Tax Refund”); provided, that the amount payable to Seller under this Section 9.7 as a result of the receipt of any Tax Refund shall be net of any reasonable, out-of-pocket costs or expenses (including Taxes) incurred by Buyer or any of its Affiliates in connection with the pursuit or receipt of such Tax Refund. Any amounts payable by Buyer to Seller under this Section 9.7 shall be paid within ten (10) days of the receipt by Buyer or any of its Affiliates of any such Tax Refund (or in the case of a credit, the date of filing the Tax Return (other than an estimated Tax Return) upon which the Tax Refund was utilized). Buyer will cause the Company or any of its Subsidiaries, as applicable, to make all filings and take all commercially reasonable actions that are reasonably requested by Seller and that are necessary to secure such refunds or overpayments as promptly as possible; provided, however, that Seller shall reimburse Buyer for any reasonable, out-of-pocket costs or expenses that are incurred by Buyer or any of its Affiliates as a result of making such requested filings or taking such requested actions. If the amount of any Tax Refund that was previously paid to Seller under this Section 9.7 is subsequently reduced or disallowed, Seller shall promptly pay to Buyer the amount equal to the increase in the amount of Taxes that are payable by Buyer or any of its Affiliates as a result of such reduction.

9.8 Tax Sharing Agreements. Prior to the Closing, the Company and its Subsidiaries shall terminate any Tax allocation or Tax sharing agreement between the Company and any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries), on the other hand, and after the Closing, the Company and its Subsidiaries shall have no liability under any such Tax allocation or Tax sharing agreement.

9.9 Tax Treatment. For U.S. federal and applicable state and local income tax purposes, Parties agree to treat any payment made pursuant to Section 2.5 or this Article IX as an adjustment to the Purchase Price, unless a different treatment is otherwise required by applicable Law.

ARTICLE X

TERMINATION

10.1 Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows:

(a) by the mutual written agreement of Buyer and Seller;

(b) by Seller or Buyer, if the Closing does not occur by the last Business Day in the sixth (6th) month following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party if the failure to close shall have been primarily caused by the breach by such Party of any of its covenants, obligations or agreements set forth in this Agreement;

(c) by Buyer or Seller, if a Governmental Authority having jurisdiction over Seller, the Company and its Subsidiaries or Buyer has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party if such Order was primarily caused by the breach of such Party of any of its covenants, obligations or agreements set forth in this Agreement;

(d) by Seller, if: (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.3(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Seller or cured by Buyer within twenty (20) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Seller if Seller is in breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement such that any of the closing conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(e) by Buyer, if: (i) Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Buyer or cured by Seller within twenty (20) days after receipt of written notice thereof or is incapable of being cured by Seller by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Buyer if Buyer is in breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement such that any of the closing conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied.

10.2 Effect of Termination.

(a) The Party desiring to terminate this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party setting forth the basis on which such Party is terminating this Agreement. In the event of a proper and valid termination of this Agreement pursuant to Section 10.1 by Seller or Buyer, this Agreement will become void and have no further force and effect, without any Liability or obligation on the part of Seller or Buyer or any of their respective officers, directors, equity holder, managers or partners, and all rights and obligations of any Party shall cease, except that no such termination and nothing herein shall relieve any Party of any Liability resulting from any willful breach of such Party’s representations, warranties, covenants or agreements contained in this Agreement prior to the time of such termination. Notwithstanding the foregoing, the provisions of Article I (Definitions), Section 5.3 (Confidentiality), Section 7.8 (Public Announcements), this Section 10.2 (Effect of Termination) and Article XI (Miscellaneous) shall survive any termination of this Agreement.

(b) If the transactions contemplated by this Agreement are terminated as provided herein: (i) Buyer promptly shall, and shall cause each of its Affiliates and Representatives to, return to Seller or destroy (such destruction to be confirmed in writing (email being sufficient) by Buyer to Seller if requested by Seller), all documents and other material (including electronic copies) furnished by or on behalf of Seller, the Company and its Subsidiaries, or any of their respective Affiliates or Representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and (ii) all information received by Buyer or its Affiliates or Representatives with respect to the Business or the Company and its Subsidiaries, or any of their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 No Third-Party Beneficiaries. Except as provided in Section 7.4 (Director and Officer Liability and Indemnification) and as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.2 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.3 Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without (a) in the case of any assignment by Buyer, the prior written consent of Seller, and (b) in the case of any assignment by Seller, the prior written consent of Buyer, provided that Buyer may assign its rights, interests and obligations hereunder to its Affiliates but such assignment will not relieve Buyer of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

11.4 Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

11.5 Headings; Interpretation. The title of and the Section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Stock Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” or any variation thereof means “including, without limitation.” The use in this Agreement of the term “threatened” or any variation thereof means “threatened in writing.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. All references to the Company and its Subsidiaries complying in “material” respects shall be determined by the compliance of the Company and its Subsidiaries in the aggregate and not with respect to any single entity alone. When reference is made to information that has been “made available,” “provided” or “delivered” to Buyer, that shall mean that such information was either contained in the electronic data room maintained at Datasite (the “Data Room”), or delivered to Buyer or its counsel, in each case at least two (2) Business Days prior to the Closing.

11.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed, at the email address specified in this Section 11.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail at the email address specified in this Section 11.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to Seller (or, prior to the Closing, the Company):

Dusk Intermediate Holdings II, LLC

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention:  General Counsel

Email:    jholland@platinumequity.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, 8th Floor

Los Angeles, California 90067

Attention:  David M. Smith

Telephone:  (310) 246-6802

Email:    smith@omm.com

If to Buyer (or, following the Closing, the Company):

CSW Industrials, Inc.

5420 Lyndon B. Johnson Freeway, Suite 500

Dallas, Texas 75240

Attention:   Luke Alverson, General Counsel

Telephone:  214.489.7128

Email:     luke.alverson@cswindustrials.com

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

1701 Olive St., Suite 1700

Dallas, Texas 75201

Attention:  Robert Cardone, Michael Walraven and Efren Lemus

Telephone:  214.271.5654 and 214.271.5637

Email:    robert.cardone@aoshearman.com

 michael.walraven@aoshearman.com

 efren.lemus@aoshearman.com

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each Party waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

11.8 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Except as otherwise provided in Section 2.4 (which shall govern any dispute thereunder), each Party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in the state courts of Delaware) (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(b).

11.9 Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Buyer and Seller.

11.10 Extension; Waiver. At any time prior to the Closing, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure or delay of any Party to this Agreement to assert any of its rights, power or privileges under this Agreement or otherwise shall not constitute a waiver of such rights, powers or privileges nor shall any single or partial exercise of any such rights, powers or privileges preclude any other or further exercise thereof.

11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

11.12 Expenses. Except as otherwise expressly set forth in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15 Disclosure Schedule. The Disclosure Schedule shall be subject to the following terms and conditions: (a) any item disclosed on any particular Schedule or in any particular part or Section of the Disclosure Schedule shall be deemed to be disclosed on any other Schedule and in all parts or Sections of the Disclosure Schedule to the extent the relevance of such information to such other Sections of the Disclosure Schedule or Schedule is reasonably apparent on the face of such disclosure; (b) no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (c) any disclosures contained in the Disclosure Schedule which refer to a document are qualified in their entirety by reference to the text of such document but only if such document has been made available to Buyer; (d) headings and introductory language have been inserted in the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in this Agreement; and (e) any information set forth in the Disclosure Schedule shall be deemed to qualify the corresponding Section or subsection of this Agreement to which such Schedule or Section of the Disclosure Schedule relates regardless of whether such Section or subsection of this Agreement includes an explicit reference to the Disclosure Schedule.

11.16 Specific Performance. The Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement. Each Party hereby waives: (a) any defenses in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties further agree that by seeking the remedies provided for in this Section 11.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in all cases, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.16 are not available or otherwise are not granted, provided, however, that no Party shall be permitted to receive both specific performance and monetary damages with respect to the same claim.

11.17 Conflicts; Privileges.

(a) It is acknowledged by each Party that Seller has retained O’Melveny & Myers LLP (“OMM”) to act as counsel to the Company and its Subsidiaries in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and that OMM has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that only Seller has the status of a client of OMM for conflict of interest or any other purposes as a result thereof.

(b) Buyer hereby agrees that, in the event that a dispute arises pursuant to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby between Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) and Seller or any of Seller’s Affiliates (including, prior to the Closing, the Company and its Subsidiaries), OMM may represent Seller or any of its Affiliate in such dispute, even though the interests of Seller or its Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing or the Company and its Subsidiaries), and even though OMM may have represented the Company or any of its Subsidiaries in a manner substantially related to such dispute, or may be handling ongoing matters for Buyer or the Company or any of its Subsidiaries.

(c) Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Company and its Subsidiaries), any claim that it has or may have that OMM has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations addressed in paragraph (b) above.

(d) Buyer, on behalf of itself and each of its Affiliates (including, after the Closing, the Company and its Subsidiaries), further agrees that, as to all communications among OMM, any of Seller and the Company and its Subsidiaries that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the applicable Seller and may be controlled by the applicable Seller and shall not pass to or be claimed by Buyer or the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), on the one hand, and any Person other than Seller or its Affiliates, on the other hand, Buyer or such Affiliate may assert the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege to prevent disclosure of confidential communications of or to OMM.

(e) Notwithstanding any other provision in this Agreement, prior to the Closing, Seller shall be permitted to remove from the Company, its Subsidiaries and their respective Affiliates any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one (1) or more of the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (including the Company or its Subsidiaries prior to Closing), on the other hand (“Jointly Privileged Information”). Seller agrees that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 11.17(e) shall be returned to the Company or its Subsidiaries promptly following the completion of such review if it is determined by Seller that such email, document or other record does not contain Jointly Privileged Information. From and after the Closing, at Seller’s written request and at its sole cost and expense, Buyer shall cause the Company and its Affiliates to provide to Seller copies (including electronic, digital or otherwise) of any Jointly Privileged Information identified by Seller in such written request that Seller has not made copies of and that Buyer agrees is Jointly Privileged.

11.18 Non-Recourse; Release.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Article VIII, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, granted by statute or otherwise) for any claims, obligations, liabilities or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, except in the case of Fraud, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, obligations, liabilities or causes of action against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement or in the case of Fraud, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Any certificate or certification contemplated herein and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any Party to assert a claim against such officer in his or her individual capacity.

(b) Without limiting the foregoing and subject to the last sentence hereof, effective as of the Closing Date, each of Buyer, the Company and its Subsidiaries (each a “Buyer Releasor”), on behalf of itself and each of its respective officers, directors, managers, members, partners, employees, agents, equityholders, Affiliates, and each of their respective successors and assigns, hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller and its past, present and future officers, directors, managers, members, partners, employees, equityholders, Affiliates, counsel and agents (each, a “Buyer Releasee”) of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Buyer Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to or from and after the Closing Date (the “Buyer Released Claims”); provided, however, that the foregoing release shall not release, impair, relinquish, acquit or diminish, and the term “Buyer Released Claims” shall not include, in any respect any rights of Buyer, the Company or its Subsidiaries under this Agreement, the Ancillary Agreements, or in connection with the transactions contemplated hereby and thereby.

(c) Without limiting the foregoing and subject to the last sentence hereof, effective as of the Closing Date, Seller, on behalf of itself and each of its respective officers, directors, managers, members, partners, employees, agents, equityholders, Affiliates, and each of their respective successors and assigns, hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, the Company and its Subsidiaries and their past, present and future officers, directors, managers, members, partners, employees, equityholders, Affiliates, counsel and agents (each, a “Seller Releasee”) of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to or from and after the Closing Date (the “Seller Released Claims”); provided, however, that the foregoing release shall not release, impair, relinquish, acquit or diminish, and the term “Seller Released Claims” shall not include, in any respect any rights of Buyer, the Company or its Subsidiaries under this Agreement, the Ancillary Agreements, or in connection with the transactions contemplated hereby and thereby.

(d) Each Buyer Releasor and Seller agree not to, and agree to cause its respective officers, directors, managers, members, partners, employees, agents, equityholders, Affiliates, and each of their respective successors and assigns, not to, commence, institute or join in, or assist or encourage any third party in commencing, instituting or joining in, any Action of any kind whatsoever, in law or equity, or assert, or assist or encourage any third party in asserting, any claim, demand, action or cause of action, in each case against the Buyer Releasees, Seller Releasees or any of them, with respect to any Buyer Released Claims or Seller Released Claims.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the date first above written.

SELLER:

DUSK INTERMEDIATE HOLDINGS II, LLC

By:	/s/ Ty Renbarger
Name: Ty Renbarger
Title: Vice President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the date first above written.

BUYER:

RECTORSEAL, LLC

By:	/s/ Luke Alverson
Name: Luke Alverson
Title: Vice President & Secretary

[Signature Page to Stock Purchase Agreement]